As filed with the Securities and Exchange Commission on December 1, 2006
Registration No. 333-138831

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kansas City Southern
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4011	44-0663509
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

427 West 12th Street
Kansas City, Missouri 64105
(816) 983-1303
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Michael R. Haverty
Chairman and Chief Executive Officer
427 West 12th Street
Kansas City, Missouri 64105
(816) 983-1370
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code
of Agent for Service)

Copies to:

Marc Salle, Esq. Leah Kraft, Esq. Sonnenschein Nath & Rosenthal LLP 4520 Main Street, Suite 1100 Kansas City, Missouri 64111 (816) 460-2400	Joel S. Klaperman, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York, 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit(1)	Offering Price(1)	Registration Fee
Common Stock $0.01 par value	1,494,469	$28.03	$41,889,966	$4,482.23

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock of Kansas City Southern on November 15, 2006, as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated December 1, 2006

1,494,469 Shares

Kansas City Southern

COMMON STOCK

The selling stockholder identified in this prospectus is selling 1,494,469 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the trading symbol “KSU.” The last reported sale price of our common stock on November 30, 2006, was $27.05 per share.

Investing in our common stock involves risks. See “Risk Factors” on beginning on page 4 of this prospectus.

PRICE $      A SHARE

		Underwriting	Proceeds to
	Price to	Discounts and	Selling
	Public	Commissions	Stockholder
Per Share	$	$	$
Total	$	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on          , 2006.

MORGAN STANLEY

                    , 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, in the annual report to shareholders and in our other filings with the Securities and Exchange Commission (“SEC”). Readers can identify these forward-looking statements by the use of such verbs as “expects,” “anticipates,” “believes” or similar verbs or conjugations of such verbs. These statements involve a number of risks and uncertainties. Actual results could materially differ from those anticipated by such forward-looking statements. Such differences could be caused by a number of factors or combination of factors including, but not limited to, the factors identified below and the factors discussed under the heading “Risk Factors.” Readers are strongly encouraged to consider these factors and the following factors when evaluating any forward-looking statements concerning us:

•	fluctuations in the market price for our common stock;

•	our dividend policy and restrictions on our ability to pay dividends on our common stock;

•	our high degree of leverage;

•	our potential need for and ability to obtain additional financing;

•	our ability to successfully implement our business strategy, including the strategy to convert customers from using trucking services to rail transportation services;

•	the impact of competition, including competition from other rail carriers and trucking companies in the United States and Mexico;

•	United States, Mexican and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, or NAFTA, on the level of trade between the United States, Mexico and Canada;

•	uncertainties regarding the litigation we face;

•	the effects of our employee training, technological improvements and capital expenditures on labor productivity, operating efficiencies and service reliability;

•	changes in legal or regulatory requirements in the United States, Mexico or Canada;

•	our ability to generate sufficient cash to pay principal and interest on our debt, meet our obligations and fund our other liquidity needs;

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities we carry;

•	material adverse changes in economic and industry conditions, both within the United States and Mexico and globally;

•	natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions of our operating systems, structures and equipment;

•	changes in fuel prices;

•	our ability to attract and retain qualified management personnel;

•	changes in labor costs and labor difficulties, including work stoppages affecting either our operations or our customers’ abilities to deliver goods to us for shipment;

•	the outcome of claims and litigation, including those related to environmental contamination, personal injuries, and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes;

ii

•	acts of terrorism or risk of terrorist activities;

•	war or risk of war;

•	legislative, regulatory, or legal developments involving taxation, including enactment of new foreign, federal or state income or other tax rates, revisions of controlling authority, and the outcome of tax claims and litigation.

Forward-looking statements speak only as of the date on which they are made. We will not update any forward-looking statements to reflect future events, developments, or other information. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that may be important to you. To understand the terms of the securities being offered by this prospectus, you should read this entire prospectus and the documents identified in this prospectus under the caption “Where You Can Find More Information,” including our consolidated financial statements and the notes to those financial statements, before making an investment decision. You should also carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. See “Forward-Looking Statements.”

Unless we have indicated otherwise, references in this prospectus to “KCS” mean Kansas City Southern and references to the “Company,” “we,” “us,” “our,” and similar terms refer to KCS and our consolidated subsidiaries.

KANSAS CITY SOUTHERN

We are a holding company that owns and operates uniquely positioned domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the Central and Southeastern United States with major industrial cities in Mexico. The Kansas City Southern Railway Company (“KCSR”), which was founded in 1887, is one of seven Class I railroads. KCSR serves a ten-state region in the Midwest and Southeast regions of the United States and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi and Texas.

We control and own all of the stock of Kansas City Southern de México, S.A. de C.V. (“KCSM”), through our wholly owned subsidiary, Grupo KCSM, S.A. de C.V., formerly known as Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., or Grupo TFM (“Grupo KCSM”). Through its 50-year concession from the Mexican government (the “Concession”), KCSM operates a primary commercial corridor of the Mexican railroad system and has as its core route a key portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. KCSM serves most of Mexico’s principal industrial cities and three of its major shipping ports. KCSM’s rail lines are the only ones which serve Nuevo Laredo, Mexico, the largest rail freight interchange point between the United States and Mexico. Under the Concession, KCSM has the right to control and operate the southern half of the rail-bridge at Laredo, Texas, which spans the Rio Grande River between the United States and Mexico.

We own, directly and indirectly, through our wholly-owned subsidiaries, 100% of Mexrail, Inc. (“Mexrail”). Mexrail owns 100% of The Texas Mexican Railway Company (“Tex-Mex”). Tex-Mex operates a 157-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM. Tex-Mex connects with KCSM at the United States/Mexico border at Laredo, Texas, and connects to KCSR through trackage rights at Beaumont, Texas. Through our ownership in Mexrail, we own the northern half of the rail-bridge at Laredo, Texas. Laredo is a principal international gateway through which more than 50% of all rail and truck traffic between the United States and Mexico crosses the border.

Our rail network (KCSR, KCSM and Tex-Mex) comprises approximately 6,000 miles of main and branch lines extending from the Midwest and Southeastern portions of the United States south into Mexico and connects with most other Class I railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the Southeastern and Southwestern United States through less congested interchange hubs.

We also own 50% of the stock of Panama Canal Railway Company (“PCRC”), which holds the concession to operate a 47-mile coast-to-coast railroad located adjacent to the Panama Canal. The railroad handles containers in freight service across the Isthmus of Panama. Panarail Tourism Company (“Panarail”), a wholly owned subsidiary of PCRC, operates commuter and tourist railway services over the lines of PCRC.

Other subsidiaries and affiliates of KCS include the following:

•	Southern Capital Corporation, LLC (“Southern Capital”), a 50% owned unconsolidated affiliate that leases locomotives and rail equipment to KCSR;

•	Transfin Insurance, Ltd., a wholly-owned and consolidated captive insurance company, providing property, general liability and certain other insurance coverage to KCS and its subsidiaries and affiliates;

•	Trans-Serve, Inc. (doing business as Superior Tie and Timber — “ST&T”), a wholly-owned and consolidated operator of a railroad wood tie treatment facility;

•	PABTEX GP, LLC (“Pabtex”), a wholly-owned and consolidated owner of a bulk materials handling facility with deep-water access to the Gulf of Mexico at Port Arthur, Texas that stores and transfers petroleum coke and soda ash from trucks and rail cars to ships, primarily for export; and

•	Meridian Speedway, LLC (“MSLLC”), a 90% owned consolidated affiliate that owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is a portion of the KCSR rail line between Dallas, Texas and Meridian known as the “Meridian Speedway.” Norfolk Southern Corporation (“NS”) through its wholly-owned subsidiary, The Alabama Great Southern Railroad Company, owns the remaining 10% of MSLLC. KCS will ultimately own a 70% interest and NS will ultimately own a 30% interest in MSLLC upon the contribution of additional capital by NS to MSLLC.

KCS was organized in 1962 as Kansas City Southern Industries, Inc. and in 2002 changed its name to Kansas City Southern. KCS, as the holding company, supplies its various subsidiaries with managerial, legal, tax, financial and accounting services, in addition to managing other minor “non-operating” investments.

KCS is incorporated in Delaware. Our principal executive offices are located at 427 West 12th Street, Kansas City, Missouri 64105. Our telephone number is 816-983-1303.

RECENT DEVELOPMENTS

Sale of KCSM Senior Notes

On November 21, 2006, KCSM sold $175.0 million in aggregate principal amount of new 7.625% Senior Notes due 2013. Proceeds from the sale were used to refinance $146.0 million of the $150.0 million aggregate principal amount outstanding of KCSM’s 10.25% Senior Notes due 2007 and to pay down $29.0 million of KCSM’s term loan facility.

Acquisition of New Locomotives

On August 23, 2006, KCSR entered into an agreement with Electro-Motive Diesel, Inc. to acquire 30 locomotives to be delivered to KCSR from June 2007 through September 2007 at an aggregate cost of approximately $61.4 million. On August 14, 2006, KCSM entered into an agreement with General Electric Company to acquire 30 locomotives to be delivered to KCSM in December 2006 and January 2007 at an aggregate cost of approximately $63.7 million. We intend to finance these locomotives through equipment lease financing consistent with past practice.

On September 28, 2006, KCSR and KCSM entered into a letter of intent with General Electric Company to purchase an aggregate of 80 locomotives to be delivered in late 2007 through August 2008 at an aggregate cost of approximately $160.8 million. The letter of intent also provided KCSR and KCSM with an option to acquire an additional aggregate of 40 locomotives. If such option is exercised, the additional 40 locomotives would be delivered in 2008. Each of KCSR and KCSM anticipates entering into definitive agreements with General Electric Company in the fourth quarter of 2007 with respect to these locomotives.

On November 29, 2006, KCSR entered into a letter of intent with Electro-Motive Diesel, Inc. to acquire 70 locomotives to be delivered to KCSR from October 2007 through April 2008 at an aggregate cost of approximately $140.9 million.

THE OFFERING

Selling stockholder	Grupo TMM, S.A. (“TMM” or the “selling stockholder”).

Common stock offered by the selling stockholder	1,494,469 shares

Common stock to be outstanding after this offering	75,834,470 shares(1)

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder.

Risk factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	KSU

Rights	Each share of the common stock offered hereby is accompanied by one Series A Preferred Stock Purchase Right, as described in “Description of KCS Common Stock — Anti-Takeover Provisions — Rights Agreement.”

(1)	The number of shares outstanding above excludes:

•	shares of common stock issuable upon the exercise of options outstanding as of October 31, 2006 under our employee benefit plans;

•	shares of common stock issuable upon the conversion of convertible preferred stock outstanding as of October 31, 2006; and

•	shares of common stock reserved for issuance under our employee stock option plans or stock ownership plans in effect as of the date of this prospectus.

RISK FACTORS

Risks Related to an Investment in Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell common stock when you want to or at prices you find attractive.

The price of our common stock on the New York Stock Exchange (“NYSE”) constantly changes. We expect that the market price of our common stock will continue to fluctuate.

Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, but are not limited to:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts, ratings agencies and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts, ratings agencies and investors;

•	developments generally affecting our industry;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	the assertion or resolution of significant claims or proceedings against us;

•	our dividend policy and restrictions on the payment of dividends;

•	future sales of our equity or equity-linked securities;

•	the issuance of common stock in payment of dividends on preferred stock or upon conversion of preferred stock; and

•	general domestic and international economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Our ability to pay dividends is currently restricted, and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

We have agreed, and may agree again, to restrictions on our ability to pay dividends on our common stock. In addition, to maintain our credit ratings, we may be limited in our ability to pay dividends on our common stock so that we can maintain an appropriate level of debt. During the first quarter of 2000, our board of directors suspended our common stock dividends. We do not anticipate making any cash dividend payments to our common stockholders for the foreseeable future.

We have not paid dividends on our Series C Preferred Stock or Series D Preferred Stock since February 15, 2006.

Because of certain restrictions in the indentures governing notes issued by KCSR, we have not paid dividends on our Series C Preferred Stock or Series D Preferred Stock since February 15, 2006 for the fourth quarter of 2005. If dividends on the Series C Preferred Stock or Series D Preferred Stock are in arrears for six consecutive quarters (or an equivalent number of days in the aggregate, whether or not consecutive) holders of the Series C Preferred Stock or Series D Preferred Stock, as applicable, will be entitled to vote for the election of two of the authorized directors at the next annual stockholders’ meeting at which directors are elected and at each subsequent stockholders’ meeting until such time as all accumulated dividends are paid on the Series C Preferred Stock or Series D Preferred Stock, as applicable, or set aside for payment. In addition, we will not be eligible to register future offerings of securities on Form S-3 or to avail ourselves of the other benefits available to companies that qualify as “well-known seasoned issuers” under SEC rules until we resume paying such dividends and thereafter file our annual financial statements. This could adversely affect our ability to access capital markets, and increase the cost of accessing capital markets, until we qualify as a “well-known seasoned issuer.”

We convened a special meeting of the holders of record of our Series C Preferred Stock on March 30, 2006 to vote on a proposed amendment to the terms of the Series C Preferred Stock that would allow dividends on the Series C Preferred Stock to be paid, at our option, in cash, in shares of KCS common stock, or in any combination of cash and common stock. While the special meeting was adjourned indefinitely due to the absence of a quorum, there can be no assurance we will not attempt to reconvene the meeting or take some other action to amend the terms of the Series C Preferred Stock to, among other things, allow us to pay dividends in shares of KCS common stock or to induce conversion of our Series C Preferred Stock. Any of these actions could result in immediate dilution of the voting power and equity interests of holders of our common stock, including purchasers in this offering.

Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock.

As of September 30, 2006, we had 10,720,859 shares of common stock issued or reserved for issuance under our 1991 Amended and Restated Stock Option and Performance Award Plan and our Employee Stock Purchase Plan, 2,023,113 shares of common stock held by executive officers and directors outside those plans, and 20,389,050 shares of common stock reserved for issuance upon conversion of our outstanding shares of convertible preferred stock. Sales of common stock by employees upon exercise of their options, sales by our executive officers and directors subject to compliance with Rule 144 under the Securities Act, and sales of common stock that may be issued upon conversion of our outstanding preferred stock, or the perception that such sales could occur, may adversely affect the market price of our common stock.

We have provisions in our charter, bylaws and Rights Agreement that could deter, delay or prevent a third party from acquiring us and that could deprive you of an opportunity to obtain a takeover premium for shares of our common stock.

We have provisions in our charter and bylaws that may delay or prevent unsolicited takeover bids from third parties. These provisions may deprive our stockholders of an opportunity to sell their shares at a premium over prevailing market prices. For example, our restated certificate of incorporation provides for a classified board of directors. It further provides that the vote of 70% of the shares entitled to vote in the election of directors is required to amend our restated certificate of incorporation to increase the number of directors to more than eighteen, abolish cumulative voting for directors and abolish the classification of the board. The same vote requirement is imposed by our restated certificate of incorporation on certain transactions involving mergers, consolidations, sales or leases of assets with or to certain owners of more than 5% of our outstanding stock entitled to vote in the election of directors. Our bylaws provide that a stockholder must give us advance written notice of its intent to nominate a director or raise a matter at an annual meeting. In addition, we have adopted a Rights Agreement which under certain circumstances would significantly impair the ability of third parties to acquire control of us without prior approval of our board of directors.

Risks Related to Our Business

We compete against other railroads and other transportation providers.

Our domestic and international operations are subject to competition from other railroads, in particular the Union Pacific Railroad Company (“UP”) and BNSF Railway Company (“BNSF”) in the United States and Ferrocarril Mexicano, S.A. de C.V. (“Ferromex”) in Mexico. Many of our rail competitors are much larger and have significantly greater financial and other resources than we do. In addition, we are subject to competition from truck carriers and from barge lines and other maritime shipping. Increased competition could result in downward pressure on freight rates. Competition with other railroads and other modes of transportation is generally based on the rates charged, the quality and reliability of the service provided and the quality of the carrier’s equipment for certain commodities. While we must build or acquire and maintain our infrastructure, truck carriers, maritime shippers and barges are able to use public rights-of-way. The trucking industry has in the past provided effective rate and service competition to the railroad industry. Trucking requires substantially smaller capital investment and maintenance expenditures than railroads and allows for more frequent and flexible scheduling. Continuing competitive pressures, any reduction in margins due to competitive pressures, future improvements that increase the quality of alternative modes of transportation in the locations in which we operate, or legislation or regulations that provide motor carriers with additional advantages, such as increased size of vehicles and reduced weight restrictions, could have a material adverse effect on our results of operations, financial condition and liquidity.

A material part of our growth strategy is based upon the conversion of truck traffic to rail. There can be no assurance we will have the ability to convert traffic from truck to rail transport or that we will retain the customers we have already converted. If the railroad industry in general, and our Mexican operations in particular, are unable to preserve their competitive advantages vis-à-vis the trucking industry, our projected revenue growth from our Mexican operations could be adversely affected. Additionally, the revenue growth attributable to our Mexican operations could be affected by, among other factors, our inability to grow our existing customer base, negative macroeconomic developments impacting the United States or Mexican economies, and failure to capture additional cargo transport market share from the shipping industry and other railroads.

NAFTA called for Mexican trucks to have unrestricted access to highways in U.S. border states by 1995 and full access to all U.S. highways by January 2000. However, the U.S. did not follow that timetable because of concerns over Mexico’s trucking safety standards. In February 2001, a NAFTA tribunal ruled in an arbitration between the United States and Mexico that the United States must allow Mexican trucks to cross the border and operate on U.S. highways. On March 14, 2002, as part of its agreement under NAFTA, the U.S. Department of Transportation issued safety rules that allow Mexican truckers to apply for operating authority to transport goods beyond the 20-mile commercial zones along the U.S.-Mexico border. These safety rules require Mexican motor carriers seeking to operate in the United States to, among other things, pass safety inspections, obtain valid insurance with a U.S. registered insurance company, conduct alcohol and drug testing for drivers and obtain a U.S. Department of Transportation identification number. Under the rules issued by the U.S. Department of Transportation, it was expected that the border would have been opened to Mexican motor carriers in 2002. However, in January 2003, in response to a lawsuit filed in May 2002 by a coalition of environmental, consumer and labor groups, the U.S. Court of Appeals for the Ninth Circuit issued a ruling which held that the rules issued by the U.S. Department of Transportation violated federal environmental laws because the Department of Transportation failed to adequately review the impact on U.S. air quality of rules allowing Mexican carriers to transport beyond the 20-mile commercial zones along the U.S.-Mexico border. The Court of Appeals ruling required the Department of Transportation to provide an Environmental Impact Statement on the Mexican truck plan and to certify compliance with the U.S. Clean Air Act. The Department of Transportation requested the U.S. Supreme Court to review the Court of Appeals ruling and, on December 15, 2003, the Supreme Court granted the Department of Transportation’s request. On June 7, 2004, the Supreme Court unanimously overturned the Court of Appeals ruling. Although the Department of Transportation is no longer required to provide an Environmental Impact Statement under the Supreme Court’s ruling, the United States and Mexico must still complete negotiations on safety inspections before the border is opened. We cannot predict when these negotiations will be completed. There can be no assurance that truck transport between Mexico and the United States will not increase substantially in the future if the United States and Mexico complete the negotiations and the border is opened. Any such increase in truck traffic could affect our ability to continue converting traffic to rail from truck transport because it may result in an expansion in the availability, or an improvement in the quality, of the trucking services offered by Mexican carriers.

Through KCSM’s Concession from the Mexican government, we have the right to control and operate the southern half of the rail-bridge at Laredo, Texas. Under the Concession, KCSM must grant to Ferromex the right to operate over a north-south portion of KCSM’s rail lines between Ramos Arizpe near Monterrey and the city of Queretaro that constitutes over 600 kilometers of KCSM’s main track. Using these trackage rights, Ferromex may be able to compete with KCSM over KCSM’s rail lines for traffic between Mexico City and the United States. The Concession also requires KCSM to grant rights to use certain portions of its tracks to Ferrocarril del Sureste, S.A. de C.V. (“Ferrosur”) and the “belt railroad” operated in the greater Mexico City area by the Ferrocarril y Terminal del Valle de Mexico, S.A. de C.V. (“Ferrovalle”), thereby providing Ferrosur with more efficient access to certain

Mexico City industries. As a result of having to grant trackage rights to other railroads, we incur additional maintenance costs and lose the flexibility of using a portion of our tracks at all times.

Ferromex, the operator of the largest railway system in Mexico, is in close proximity to KCSM’s rail lines. In particular, KCSM has experienced and continues to experience competition from Ferromex with respect to the transport of a variety of products. The rail lines operated by Ferromex run from Guadalajara and Mexico City to four U.S. border crossings west of the Nuevo Laredo-Laredo crossing, providing an alternative to KCSM’s routes for the transport of freight from those cities to the U.S. border. In addition, Ferromex directly competes with KCSM in some areas of its service territory, including Tampico, Saltillo, Monterrey and Mexico City. Ferrosur competes directly with KCSM for traffic to and from southeastern Mexico. Ferrosur, like KCSM, also services Mexico City, Puebla and Veracruz.

In November 2005, Grupo México, the controlling shareholder of Ferromex, acquired all of the shares of Ferrosur. The common control of Ferromex and Ferrosur would give Grupo México control over a nationwide railway system in Mexico and ownership of 50% of the shares of Ferrovalle. The merger between Ferromex and Ferrosur has been declared illegal by the Mexican Antitrust Commission. Both Ferromex and Ferrosur have challenged this ruling. There can be no assurance as to whether Grupo México will be successful in challenging this ruling. If Grupo México is successful in its appeal, KCSM’s competitive position may be harmed.

On August 3, 2006, the Mexican Antitrust Commission announced an investigation into possible antitrust practices in the provision of rail cargo services. The targets of that investigation have not been identified, and while KCSM may be required to provide information in connection with the investigation, we do not believe KCSM’s operations are the subject of the inquiry, although there can be no assurance KCSM is not or would not become a subject of the inquiry.

Rate reductions by competitors could make our freight services less competitive, and we cannot assure you we would always be able to match these rate reductions. In recent years, we have experienced aggressive price competition from Ferromex in freight rates for agricultural products, which has adversely affected our results of operations. Our ability to respond to competitive pressures by decreasing our rates without adversely affecting our gross margins and operating results will depend on, among other things, our ability to reduce our operating costs. Our failure to respond to competitive pressures, and particularly rate competition, in a timely manner could have a material adverse effect on our financial condition.

In recent years, there has also been significant consolidation among major North American rail carriers. The resulting merged railroads could attempt to use their size and pricing power to block other railroads’ access to efficient gateways and routing options that are currently and have been historically available. There can be no assurance that further consolidation in the railroad industry, whether in the United States or Mexico, will not have an adverse effect on our operations.

Our business strategy, operations and growth rely significantly on joint ventures and other strategic alliances.

Operation of our integrated rail network and our plans for growth and expansion rely significantly on joint ventures and other strategic alliances. Our operations are dependent on interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties that enable us to exchange traffic and utilize trackage we do not own. Our ability to provide comprehensive rail service to our customers depends in large part upon our ability to maintain these agreements with other railroads and third parties. The termination of, or the failure to renew, these agreements could adversely affect our business, financial condition and results of operations. We are also dependent in part upon the financial health and efficient performance of other railroads. For example, much of Tex-Mex’s traffic moves over the UP’s lines via trackage rights, a significant portion of our grain shipments originate with another rail carrier pursuant to our marketing agreement with that carrier, and BNSF is our largest partner in the interchange of rail traffic. There can be no assurance that we will not be materially adversely affected by operational or financial difficulties of other railroads.

Pursuant to the Concession, KCSM is required to grant rights to use portions of its tracks to Ferromex, Ferrosur and Ferrovalle. Applicable law stipulates that Ferromex, Ferrosur and Ferrovalle are required to grant to KCSM rights to use portions of their tracks. KCSM’s Concession classifies trackage rights as short trackage rights and long-distance trackage rights. Although all of these trackage rights have been granted under the Concession, no railroad has actually operated under the long-distance trackage rights because the means of setting rates for usage and often related terms of usage have not been agreed upon. Under the Mexican railroad services law and regulations, the rates KCSM may charge for the right to use its tracks must be agreed upon in writing between KCSM and the party to which those rights are granted. However, if KCSM cannot reach an agreement on rates with rail carriers entitled to trackage rights on KCSM’s rail lines, the Mexican Ministry of Communications and Transportation (“SCT”) is entitled to set the rates in accordance with Mexican law and regulation, which rates may not adequately compensate KCSM. KCSM and Ferromex have not been able to agree upon the rates each of them is required to pay the other for interline services and haulage and trackage rights. KCSM and Ferromex are involved in civil, commercial and administrative proceedings in connection with amounts payable to each other for interline services, haulage and trackage rights. On March 13, 2002, the SCT issued a ruling setting the rates for trackage and haulage rights. On August 5, 2002, the SCT issued a ruling setting the rates for interline and terminal services. KCSM and Ferromex appealed both rulings to the Mexican Supreme Court. KCSM and Ferromex also requested and obtained a suspension of the effectiveness of the SCT rulings pending resolution of the litigation. In February 2006, the Mexican Supreme Court sustained KCSM’s appeal of the SCT’s trackage and haulage rights ruling, vacated the SCT ruling and ordered the SCT to issue a new ruling consistent with the Court’s opinion. We have not yet received the written opinion of the Mexican Supreme Court on the February 2006 ruling, nor has the Court decided the interline and terminal services appeal. On October 2, 2006, KCSM was served with a claim by Ferromex asking for information concerning the interline traffic between KCSM and Ferromex from January 1, 2002 to December 31, 2004. KCSM has filed an answer to this claim. We cannot predict the ultimate outcome of these matters, or whether the rates KCSM is ultimately permitted to charge will be sufficient to compensate it.

  We are highly leveraged and have significant debt service obligations. Our leverage could adversely affect our ability to fulfill obligations under various debt instruments and operate our business.

Our level of debt could make it more difficult for us to borrow money in the future, reduces the amount of money available to finance our operations and other business activities, exposes us to the risk of increased interest rates, makes us more vulnerable to general economic downturns and adverse industry conditions, and could reduce our flexibility in planning for, or responding to, changing business and economic conditions. Our failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects. If we do not have enough cash to service our debt, meet other obligations and fund other liquidity needs, we may be required to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of our existing debt, or seeking additional equity capital. We cannot assure you that any of these remedies, including obtaining appropriate waivers from our lenders, can be effected on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives.

The indebtedness of KCSM exposes us to risks of exchange rate fluctuations, because any devaluation of the peso would cause the cost of KCSM’s dollar-denominated debt to increase, and could place us at a competitive disadvantage in Mexico compared to our Mexican competitors that have less debt and greater operating and financing flexibility than KCSM does.

  Our business is capital intensive.

Our business is capital intensive and requires substantial ongoing expenditures for, among other things, additions and improvements to roadway, structures and technology, acquisitions, and maintenance and repair of our equipment and rail system. Our failure to make necessary capital expenditures to maintain our operations could impair our ability to serve our existing customers or accommodate increases in traffic volumes.

We have funded, and expect to continue to fund, capital expenditures with funds from operating cash flows, debt, leases and, to a lesser extent, vendor financing. We may not be able to generate sufficient cash flows from our operations or obtain sufficient funds from external sources to fund our capital expenditure requirements. If financing is available, it may not be obtainable on terms acceptable to us and within the limitations contained in the indentures and other agreements relating to our debt.

KCSM’s Concession from the Mexican government requires KCSM to make investments and undertake capital projects, including capital projects described in a business plan filed every five years with the SCT. If KCSM is unable to make such capital investments, KCSM’s business plan commitments with the Mexican government may be at risk, requiring KCSM to seek waivers of its business plan, if possible. KCSM may defer capital expenditures under its business plan with the permission of the SCT. However, the SCT might not grant this permission, and any failure by KCSM to comply with the capital investment commitments in its business plan could result in sanctions imposed by the SCT. We cannot assure you that the Mexican government would grant any such permission or waiver. If such permission or waiver is not obtained in any instance and KCSM is sanctioned, its Concession might be at risk of revocation, which would adversely affect our financial condition and results of operations. See “KCSM’s Mexican Concession is subject to revocation or termination in certain circumstances” below.

  Our business may be adversely affected by changes in general economic, weather or other conditions.

Our operations may be adversely affected by changes in the economic conditions of the industries and geographic areas that produce and consume the freight that we transport. The relative strength or weakness of the United States and Mexican economies affect the businesses served by us. PCRC and Panarail are directly affected by the Panamanian local economy. Our investments in Mexico and Panama expose us to risks associated with operating in Mexico and Panama, including, among others, cultural differences, varying labor and operating practices, political risk and differences between the United States, Mexican and Panamanian economies. Historically, a stronger economy has resulted in improved results for our rail transportation operations. Conversely, when the economy has slowed, results have been less favorable. Our revenues may be affected by prevailing economic conditions and, if an economic slowdown or recession occurs in our key markets, the volume of rail shipments is likely to be reduced.

Our operations may also be affected by natural disasters or adverse weather conditions. We operate in and along the Gulf Coast of the United States, and our facilities may be adversely affected by hurricanes and other extreme weather conditions. For example, hurricanes have adversely affected some of our shippers located along the Gulf Coast and caused interruptions in the flow of traffic within the southern United States and between the United States and Mexico. As another example, a weak harvest in the Midwest may substantially reduce the volume of business handled for agricultural products customers. Many of the goods and commodities we transport experience cyclical demand. Our results of operations can be expected to reflect this cyclical demand because of the significant fixed costs inherent in railroad operations. Significant reductions in our volume of rail shipments due to economic, weather or other conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The transportation industry is highly cyclical, generally tracking the cycles of the world economy. Although transportation markets are affected by general economic conditions, there are numerous specific factors within each particular market segment that may influence operating results. Some of our customers do business in industries that are highly cyclical, including the oil and gas, automotive, housing and agricultural industries. Any downturn in these industries could have a material adverse effect on our operating results. Also, some of the products we transport have had a historical pattern of price cyclicality which has typically been influenced by the general economic environment and by industry capacity and demand. For example, global steel and petrochemical prices have decreased in the past. We cannot assure you that prices and demand for these products will not decline in the future, adversely affecting those industries and, in turn, our financial condition or results.

  Our business is subject to regulation by international, federal, state and local regulatory agencies. Our failure to comply with these regulations could have a material adverse effect on our operations.

We are subject to governmental regulation by international, federal, state and local regulatory agencies with respect to our railroad operations, as well as a variety of health, safety, labor, environmental, and other matters. Government regulation of the railroad industry is a significant determinant of the competitiveness and profitability of railroads. Our failure to comply with applicable laws and regulations could have a material adverse effect on our operations, including limitations on our operating activities until compliance with applicable requirements is achieved. These government agencies may change the legislative or regulatory framework within which we operate without providing any recourse for any adverse effects on our business that occur as a result of such change. Additionally, some of the regulations require us to obtain and maintain various licenses, permits and other authorizations, and we cannot assure you that we will continue to be able to do so.

  Our business is subject to environmental, health and safety laws and regulations that could require us to incur material costs or liabilities relating to environmental, health or safety compliance or remediation.

Our operations are subject to extensive international, federal, state and local environmental, health and safety laws and regulations concerning, among other things, emissions to the air, discharges to waters, the handling, storage, transportation and disposal of waste and other materials, the cleanup of hazardous material or petroleum releases, decommissioning of underground storage tanks and noise pollution. Violations of these laws and regulations can result in substantial penalties, permit revocations, facility shutdowns and other civil and criminal sanctions. From time to time, certain of our facilities have not been in compliance with environmental, health and safety laws and regulations and there can be no assurances that we will always be in compliance with such laws and regulations in the future. We incur, and expect to continue to incur, environmental compliance costs, including, in particular, costs necessary to maintain compliance with requirements governing chemical and hazardous material shipping operations, refueling operations and repair facilities. New laws and regulations, stricter enforcement of existing requirements, new spills, releases or violations or the discovery of previously unknown contamination could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, results of operations, financial condition and cash flows.

In the operation of a railroad, it is possible that derailments, explosions or other accidents may occur that could cause harm to the environment or to human life or health. As a result, we may incur costs in the future, which may be material, to address any such harm, including costs relating to the performance of clean-ups, natural resources damages and compensatory or punitive damages relating to harm to property or individuals.

The U.S. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) and similar state laws (known as “Superfund laws”) impose liability for the cost of remedial or removal actions, natural resources damages and related costs at certain sites identified as posing a threat to the environment or public health. CERCLA imposes joint, strict and several liability on the owners and operators of facilities in which hazardous waste and other hazardous substances are deposited or from which they are released or are likely to be released into the environment. Liability may be imposed, without regard to fault or the legality of the activity, on certain classes of persons, including the current and certain prior owners or operators of a site where hazardous substances have been released and persons that arranged for the disposal or treatment of hazardous substances. In addition, other potentially responsible parties, adjacent landowners or other third parties may initiate cost recovery actions or toxic tort litigation against sites subject to CERCLA or similar state laws. Given the nature of our business, we presently have environmental investigation and remediation obligations at certain sites, including a former foundry site in Alexandria, Louisiana, and will likely incur such obligations at additional sites in the future. Liabilities accrued for environmental costs represent our best estimate of our probable future obligation for the remediation and settlement of these sites. Although the recorded liability includes our best estimate of all probable costs, clean-up costs can not be predicted with any certainty due to various factors such as evolving environmental laws and regulations, changes in technology, the extent of other parties’ participation, developments in environmental surveys and studies, and the extent of corrective action that may ultimately be required.

Our Mexican operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The primary environmental law in Mexico is the General Law of Ecological Balance and Environmental Protection (the “Ecological Law”). The Mexican federal agency in charge of overseeing compliance with and enforcement of the federal environmental law is the Ministry of Environmental Protection and Natural Resources (“Semarnat”). The regulations issued under the Ecological Law and technical environmental requirements issued by Semarnat have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. As part of its enforcement powers, Semarnat is empowered to bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities. We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment. KCSM is also subject to environmental laws and regulations issued by the governments of each of the Mexican states in which KCSM’s facilities are located. The terms of KCSM’s Concession from the Mexican government also impose environmental compliance obligations on KCSM. We cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on KCSM’s results of operations, cash flows or financial condition.

Our business is vulnerable to rising fuel costs and disruptions in fuel supplies. Any significant increase in the cost of fuel, or severe disruption of fuel supplies, would have a material adverse effect on our business, results of operations and financial condition.

We incur substantial fuel costs in our railroad operations and these costs represent a significant portion of our transportation expenses. Significant price increases for fuel may have a material adverse effect on our operating results. Fuel expense increased from approximately 15% of our consolidated operating costs during the first nine months of 2005 to approximately 19% of our consolidated operating costs during the first nine months of 2006. We have been able to pass approximately 75% of these fuel cost increases on to customers in the form of fuel surcharges applied to our customer billings. If we are unable to continue the existing fuel surcharge program for KCSR and expand the fuel surcharge program for KCSM, our operating results could be materially adversely affected.

The U.S. Surface Transportation Board (“STB”) is currently evaluating potential changes in its standards for regulating fuel surcharge programs in our industry. We cannot predict the impact that any such changes may have on our business.

Fuel costs are affected by traffic levels, efficiency of operations and equipment, and petroleum market conditions. The supply and cost of fuel are subject to market conditions and are influenced by numerous factors beyond our control, including general economic conditions, world markets, government programs and regulations and competition. In addition, instability in the Middle East and interruptions in domestic production and refining due to hurricane damage may result in an increase in fuel prices. Fuel prices and supplies could also be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. In the event of a severe disruption of fuel supplies resulting from supply shortages, political unrest, a disruption of oil imports, weather events, war or otherwise, the resulting impact on fuel prices could materially adversely affect our operating results, financial condition and cash flows.

We currently meet, and expect to continue to meet, fuel requirements for our Mexican operations almost exclusively through purchases at market prices from Petroleos Mexicanos, the national oil company of Mexico (“PEMEX”), a government-owned entity exclusively responsible for the distribution and sale of diesel fuel in Mexico. KCSM is party to a fuel supply contract with PEMEX of indefinite duration. Either party may terminate the contract upon 30 days written notice to the other at any time. If the fuel contract is terminated and we are unable to acquire diesel fuel from alternate sources on acceptable terms, our Mexican operations could be materially adversely affected.

The loss of key personnel could negatively affect our business.

Our success substantially depends on our ability to attract and retain key members of our senior management team and the principals of our foreign subsidiaries. Recruiting, motivating and retaining qualified management personnel, particularly those with expertise in the railroad industry, are vital to our operations and success. There is substantial competition for qualified management personnel and there can be no assurance that we will always be able to attract or retain qualified personnel. Our employment agreements with senior management are terminable at any time by us or the executive. If we lose one or more of these key executives or principals, our ability to successfully implement our business plans and the value of our common stock could be materially adversely affected.

A majority of our employees belong to labor unions. Strikes or work stoppages could adversely affect our operations.

We are a party to collective bargaining agreements with various labor unions in the United States and Mexico. As of September 30, 2006, approximately 81% of KCSR employees and approximately 74% of KCSM employees were covered by collective labor contracts. We may be subject to, among other things, strikes, work stoppages or work slowdowns as a result of disputes under these collective bargaining agreements and labor contracts or our potential inability to negotiate acceptable contracts with these unions. In the United States, because such agreements are generally negotiated on an industry-wide basis, determination of the terms and conditions of labor agreements have been and could continue to be beyond our control. We may, therefore, be subject to terms and conditions in industry-wide labor agreements that could have a material adverse affect on our results of operations, financial position and cash flows. If the unionized workers in the United States or Mexico were to engage in a strike, work stoppage or other slowdown, if other employees were to become unionized, or if the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs. Although the U.S. Railway Labor Act imposes restrictions on the right of U.S. railway workers to strike, there is no law in Mexico imposing similar restrictions on the right of railway workers in that country to strike.

We face possible catastrophic loss and liability, and our insurance may not be sufficient to cover our damages or damages to others.

The operation of any railroad carries with it an inherent risk of catastrophe, mechanical failure, collision and property loss. In the course of our operations, spills or other environmental mishaps, cargo loss or damage, business interruption due to political developments, as well as labor disputes, strikes and adverse weather conditions, could result in a loss of revenues or increased liabilities and costs. Collisions, environmental mishaps or other accidents can cause serious bodily injury, death and extensive property damage, particularly when such accidents occur in heavily populated areas. Additionally, our operations may be affected from time to time by natural disasters such as earthquakes, volcanoes, hurricanes or other storms. The occurrence of a major natural disaster could have a material adverse effect on our operations and our financial condition. We have acquired insurance that is consistent with industry practice against the accident-related risks involved in the conduct of our business and business interruption due to natural disaster. However, this insurance is subject to a number of limitations on coverage, depending on the nature of the risk insured against. This insurance may not be sufficient to cover our damages or damages to others, and this insurance may not continue to be available at commercially reasonable rates. Even with insurance, if any catastrophic interruption of service occurs, we may not be able to restore service without a significant interruption to operations and an adverse effect on our financial condition.

Our business may be affected by future acts of terrorism or war.

Terrorist attacks, such as those that occurred on September 11, 2001, any government response thereto and war or risk of war may adversely affect our results of operations, financial condition, and cash flows. These acts may also impact our ability to raise capital or our future business opportunities. Our rail lines and facilities could be direct targets or indirect casualties of acts of terror, which could cause significant business interruption and result in increased costs and liabilities and decreased revenues. These acts could have a material adverse effect on our results of operations, financial condition, and cash flows. In addition, insurance premiums charged for some or all of the terrorism coverage currently maintained by us could increase dramatically or certain coverage may not be available in the future.

KCSM’s Mexican Concession is subject to revocation or termination in certain circumstances.

KCSM operates under a 50-year Concession granted by the Mexican government. The Concession gives KCSM exclusive rights to provide freight transportation services over its rail lines for 30 years of the 50-year Concession, subject to certain trackage rights. The SCT is principally responsible for regulating railroad services in Mexico. The SCT has broad powers to monitor KCSM’s compliance with the Concession and it can require KCSM to supply it with any technical, administrative and financial information it requests. KCSM must comply with the investment commitments established in its business plan, which forms an integral part of the Concession, and must update the plan every five years. SCT treats KCSM’s business plans confidentially, The SCT monitors KCSM’s compliance with efficiency and safety standards established in the Concession. The SCT reviews, and may amend, these standards every five years.

The Mexican railroad services law and regulations provide the Mexican government certain rights in its relationship with KCSM under the Concession, including the right to take over the management of KCSM and its railroad in certain extraordinary cases, such as imminent danger to national security. In the past, the Mexican government has used such power with respect to other privatized industries, including the telecommunications industry, to ensure continued service during labor disputes. In addition, under the Concession and the Mexican railroad services law and regulations, the SCT, in consultation with the Mexican Antitrust Commission, reserves the right to set tariffs if it determines that effective competition does not exist. The Mexican Antitrust Commission, however, has not published guidelines regarding the factors that constitute a lack of competition. It is therefore unclear under what particular circumstances the Mexican Antitrust Commission would deem a lack of competition to exist. If the SCT intervenes and sets tariffs, the rates it sets may be too low to allow KCSM to operate profitably.

The Concession is renewable for additional periods of up to 50 years, subject to certain conditions. The SCT may terminate the Concession if, among other things, there is an unjustified interruption in the operation of KCSM’s rail lines, KCSM charges tariffs higher than the tariffs it has registered with the SCT, KCSM restricts the ability of other Mexican rail operators to use its rail lines, KCSM fails to make payments for damages caused during the performance of services, KCSM fails to comply with any term or condition of the Mexican railroad services law and regulations, KCSM fails to make the capital investments required under its five-year business plan filed with the SCT, or KCSM fails to maintain an obligations compliance bond and insurance overage as specified in the Mexican railroad services law and regulations. In addition, the Concession would revoke automatically if KCSM changes its nationality or assigns or creates any lien on the Concession without the SCT’s approval. The SCT may also terminate the Concession as a result of KCSM’s surrender of its rights under the Concession, or for reasons of public interest, by revocation or upon KCSM’s liquidation or bankruptcy. Revocation or termination of the Concession would prevent KCSM from operating its railroad and would materially adversely affect our Mexican operations and ability to make payments on KCSM’s debt. If the Concession is revoked by the SCT, KCSM would receive no revenue, and its interest in its rail lines and all other fixtures covered by the Concession, as well as all improvements made by it, would revert to the Mexican government.

In April 2006, the SCT initiated sanction proceedings against KCSM, claiming that KCSM had failed to make the minimum capital investments projected for 2004 and 2005 under its five-year business plan filed with the SCT. Although we believe KCSM made capital expenditures exceeding the amounts projected in its business plan for 2004 and 2005, the SCT has objected to the nature of the investments made by KCSM. KCSM has responded to the SCT by providing evidence in support of its investments and explaining why it believes sanctions are not appropriate. The SCT has not yet responded to KCSM’s arguments. KCSM has further filed a request to amend its capital expenditure plan for 2006. KCSM will have the right to challenge a negative ruling by the SCT before the Administrative Federal Court, and, if necessary, the right to challenge any negative ruling by the Administrative Federal Court before a Federal Magistrate’s Tribunal. However, if these proceedings are determined adversely to KCSM and sanctions are imposed, KCSM could be subject to fines, and could be subject to possible future revocation of the Concession if the SCT imposes sanctions on three additional occasions over the remaining term of the Concession.

Under the Concession, KCSM has the right to operate its rail lines, but it does not own the land, roadway or associated structures. If the Mexican government legally terminates the Concession, it would own, control and manage such public domain assets used in the operation of KCSM’s rail lines. The Mexican government may also temporarily seize control of KCSM’s rail lines and its assets in the event of a natural disaster, war, significant public disturbances or imminent danger to the domestic peace or economy. In such a case, the SCT may restrict KCSM’s ability to exploit the Concession in such manner as the SCT deems necessary under the circumstances, but only for the duration of any of the foregoing events.

Mexican law requires that the Mexican government pay compensation if it effects a statutory appropriation for reasons of the public interest. With respect to a temporary seizure due to any cause other than international war, the Mexican railroad services law and regulations provide that the Mexican government will indemnify an affected concessionaire for an amount equal to damages caused and losses suffered. However, these payments may not be sufficient to compensate KCSM for its losses and may not be timely made.

Our ownership of KCSM and operations in Mexico subject us to economic and political risks.

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on our Mexican operations in particular. The national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party with the election of President Vicente Fox Quesada, a member of the National Action Party, and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. National elections were again held on July 2, 2006 which were disputed by the losing presidential candidate and his supporters (see — “Political developments in Mexico may adversely affect our business, financial condition and results of operations”). Although there have not yet been any material adverse repercussions resulting from this political change, multiparty rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our Mexican operations. We cannot predict the impact that this new political landscape will have on the Mexican economy. Furthermore, our financial condition, results of operations and prospects may be affected by currency fluctuations, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

The Mexican economy in the past has suffered balance of payment deficits and shortages in foreign exchange reserves. There are currently no exchange controls in Mexico. However, Mexico has imposed foreign exchange controls in the past. Pursuant to the provisions of NAFTA, if Mexico experiences serious balance of payment difficulties or the threat of such difficulties in the future, Mexico would have the right to impose foreign exchange controls on investments made in Mexico, including those made by U.S. and Canadian investors. Any restrictive exchange control policy could adversely affect our ability to obtain dollars or to convert pesos into dollars for purposes of making interest and principal payments due on indebtedness, to the extent we may have to effect those conversions, and could adversely affect the Mexican economy or our investment in KCSM. This could have a material adverse effect on our business and financial condition.

Securities of companies in emerging market countries tend to be influenced by economic and market conditions in other emerging market countries. Some emerging market countries, including Argentina and Brazil, have experienced significant economic downturns and market volatility in the past. These events have had an adverse effect on the economic conditions and securities markets of other emerging market countries, including Mexico.

Political developments in Mexico may adversely affect our business, financial condition and results of operations.

Presidential and federal congressional elections in Mexico were held in July 2006. In a closely held and contested presidential race, Felipe Calderón defeated Andrés Manuel López Obrador. Following the initial results of the election that declared Calderón the winner, López Obrador challenged the results to the electoral court. The electoral court recognized certain flaws in the electoral process but confirmed the initial results. Following the electoral court’s decision, supporters of López Obrador began large scale protests and López Obrador promised to form another government, separate from that of Calderón. This scenario could lead to further friction among political parties and the executive branch officers, which could potentially cause political and economic instability. While Calderón is from the same political party as his predecessor, Vicente Fox, nonetheless, there could be significant changes in laws, public policies and government programs, which could have an adverse effect on our business, financial condition and results of operation.

Mexican national politicians are currently focused on certain regional political and social tension, and reforms regarding fiscal and labor policies, gas, electricity, social security and oil have not been and may not be approved. The effects on the social and political situation in Mexico could adversely affect the Mexican economy, which in turn could have a material adverse effect on our business, financial condition and results of operation.

Downturns in the U.S. economy or in trade between the United States and Mexico and fluctuations in the peso-dollar exchange rate would likely have adverse effects on our business and results of operations.

The level and timing of our Mexican business activity is heavily dependent upon the level of U.S.-Mexican trade and the effects of NAFTA on such trade. Our Mexican operations depend on the U.S. and Mexican markets for the products KCSM transports, the relative position of Mexico and the United States in these markets at any given time, and tariffs or other barriers to trade. Downturns in the U.S. or Mexican economy or in trade between the U.S. and Mexico would likely have adverse effects on our business and results of operations. Our Mexican operations depend on the U.S. and Mexican markets for the products KCSM transports, the relative position of Mexico and the United States in these markets at any given time, and tariffs or other barriers to trade. Any future downturn in the U.S. economy could have a material adverse effect on KCSM’s results of operations and its ability to meet its debt service obligations.

Also, fluctuations in the peso-dollar exchange rate could lead to shifts in the types and volumes of Mexican imports and exports. Although a decrease in the level of exports of some of the commodities that KCSM transports to the United States may be offset by a subsequent increase in imports of other commodities KCSM hauls into Mexico and vice versa, any offsetting increase might not occur on a timely basis, if at all. Future developments in U.S.-Mexican trade beyond our control may result in a reduction of freight volumes or in an unfavorable shift in the mix of products and commodities KCSM carries.

Any devaluation of the peso would cause the peso cost of KCSM’s dollar-denominated debt to increase, adversely affecting its ability to make payments on its indebtedness. Severe devaluation or depreciation of the peso may result in disruption of the international foreign exchange markets and may limit our ability to transfer pesos or to convert pesos into U.S. dollars for the purpose of making timely payments of interest and principal on our non-peso denominated indebtedness. Although the Mexican government currently does not restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer foreign currencies out of Mexico, the Mexican government could, as in the past, institute restrictive exchange rate policies that could limit our ability to transfer or convert pesos into U.S. dollars or other currencies for the purpose of making timely payments of our U.S. dollar-denominated debt and contractual commitments. Devaluation or depreciation of the peso against the U.S. dollar may also adversely affect U.S. dollar prices for our securities. Currency fluctuations are likely to continue to have an effect on our financial condition in future periods.

KCSM has identified possible discrepancies in data provided by its prior information system.

KCSM recently installed a new operational information system. Based on preliminary testing of the data provided by this system, including a comparison of such data to data provided by KCSM’s prior information system, it is possible that the data provided by KCSM’s prior information system may have contained discrepancies. We have not yet determined what effect, if any, these discrepancies could have on KCSM’s financial condition or results of operations, however there can be no assurance that the effect will not be material.

Mexico may experience high levels of inflation in the future which could adversely affect our results of operations.

Mexico has a history of high levels of inflation, and may experience high inflation in the future. During most of the 1980s and during the mid- and late-1990s, Mexico experienced periods of high levels of inflation. The annual rates of inflation for the last five years, as measured by changes in the National Consumer Price Index, as provided by Banco de Mexico, were 3.3% in 2005, 5.2% in 2004, 4.0% in 2003, 5.7% in 2002 and 4.4% in 2001. A substantial increase in the Mexican inflation rate would have the effect of increasing some of KCSM’s costs, which could adversely affect its results of operations and financial condition. High levels of inflation may also affect the balance of trade between Mexico and the United States, and other countries, which could adversely affect KCSM’s results of operations.

INFORMATION WITH RESPECT TO KANSAS CITY SOUTHERN

Information with respect to KCS that is called for in Item 11(d) of Form S-1 regarding the market price of our common stock can be found in “Common Stock Price Range” below. All other information required by Item 11 of Form S-1 is incorporated by reference to certain documents filed by us with the SEC. See “Where You Can Find More Information” below.

USE OF PROCEEDS

All of the shares of common stock offered hereby are being sold by the selling stockholder. We will not receive any proceeds from the sale of shares in this offering.

COMMON STOCK PRICE RANGE

Our common stock is listed on the NYSE under the symbol KSU. The following table sets forth the high and low closing sales prices of our common stock, as reported by the NYSE, for each of the periods listed.

	High	Low

Fiscal 2004	$17.75	$12.67
First Quarter	15.27	13.39
Second Quarter	15.50	12.67
Third Quarter	15.43	13.46
Fourth Quarter	17.75	15.45
Fiscal 2005	$25.56	$16.09
First Quarter	20.03	16.09
Second Quarter	20.71	18.60
Third Quarter	23.31	19.72
Fourth Quarter	25.56	20.81
Fiscal 2006	$28.41	$22.32
First Quarter	26.17	22.32
Second Quarter	27.75	23.46
Third Quarter	28.41	23.24
Fourth Quarter (October 1 through November 30)	30.00	26.49

The last reported closing price of our common stock on the NYSE on November 30, 2006 was $27.05 per share. As of November 15, 2006, there were 4,443 holders of record of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2006.

This table should be read in conjunction with our financial information incorporated by reference in this prospectus. All dollar values are stated in millions.

As of
September 30,
2006

Cash and Cash Equivalents	$64.20

Debt due within one year	186.20
Long-term debt(1)	1,490.50
Stockholders’ Equity:
$25 par, 4% Noncumulative, Preferred stock	6.10
$1 par, 4.25% Series C Cumulative Convertible Preferred stock	0.40
$1 par, 5.125% Series D Cumulative Convertible Preferred stock	0.20
$.01 par, Common stock	0.70
Paid in capital	522.60
Retained earnings, net of accumulated other comprehensive loss	999.70

Total capitalization	$3,206.40

(1)	On November 21, 2006, KCSM sold $175.0 million in aggregate principal amount of new 7.625% Senior Notes due 2013. Proceeds from the sale were used to refinance $146.0 million of the $150.0 million aggregate principal amount outstanding of KCSM’s 10.25% Senior Notes due 2007 and to pay down $29.0 million of KCSM’s term loan facility.

DESCRIPTION OF KCS COMMON STOCK

The description of our common stock set forth below is not complete and is qualified by reference to our restated certificate of incorporation and bylaws. Copies of our restated certificate of incorporation and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”

Authorized Capital Stock

Under our restated certificate of incorporation, KCS is authorized to issue (i) 400,000,000 shares of common stock, par value $0.01 per share, (ii) 840,000 shares of 4% Noncumulative, Preferred Stock, par value $25.00 per share (“4% Preferred Stock”), and (iii) 2,000,000 shares of New Series Preferred Stock, par value $1.00 per share (“New Series Preferred Stock”), of which 150,000 shares are designated as New Series Preferred Stock, Series A (“Series A Preferred Stock”), 1,000,000 shares are designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), 400,000 shares are designated as 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) and 210,000 shares are designated as 5 1/8% Cumulative Convertible Perpetual Preferred Stock, Series D (“Series D Preferred Stock”). As of October 31, 2006, 75,834,470 shares of common stock were issued and outstanding (excluding 17,029,115 treasury shares), 242,170 shares of 4% Preferred Stock were issued and outstanding, 400,000 shares of Series C Preferred Stock were issued and outstanding, 210,000 shares of Series D Preferred Stock were issued and outstanding and no other shares of New Series Preferred Stock were outstanding. The issued and outstanding shares of common stock, 4% Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. Our common stock and 4% Preferred Stock are listed on the NYSE.

Common Stock

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends, provided that, if any shares of New Series Preferred Stock or 4% Preferred Stock are outstanding, no dividends or other distributions may be made with respect to the common stock unless full required dividends on the shares of New Series Preferred Stock and 4% Preferred Stock have been paid, including accumulated dividends in the case of any series of New Series Preferred Stock designated to receive cumulative dividends.

We have not declared any cash dividends on our common stock during the last five fiscal years and do not anticipate making any cash dividend payments to common stockholders in the foreseeable future. The agreements governing our term loan, revolving credit facility and debt securities impose restrictions on our ability to pay cash dividends on our common stock. In addition, we are currently unable to pay dividends on our common stock for the reasons described in — “Failure to Pay Cash Dividends on Certain of Our Preferred Stock,” below.

Holders of common stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on any other matter, voting as a single class. In the event of the voluntary or involuntary dissolution, liquidation or winding up of KCS, holders of common stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of KCS’s indebtedness) and holders of New Series Preferred Stock and 4% Preferred Stock, all the remaining assets of KCS available for distribution. The issuance of additional shares of New Series Preferred Stock or 4% Preferred Stock may result in a dilution in the voting power and relative equity interests of the holders of common stock and would subject the common stock to the prior dividend and liquidation rights of the additional New Series Preferred Stock and 4% Preferred Stock issued. The issuance of common stock in payment of dividends on or upon conversion of our Series C Preferred Stock or Series D Preferred Stock could also result in dilution in the voting power and relative equity interests of the holders of our common stock. The common stock is not redeemable and has no preemptive rights.

Voting Rights of Preferred Stock

In certain instances, holders of New Series Preferred Stock or 4%Preferred Stock have special class voting rights. Holders of 4% Preferred Stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on other matters. Holders of 4% Preferred Stock vote as a single class with the holders of common stock and any series of New Series Preferred Stock having voting rights; however, whenever dividends are in arrears on the 4% Preferred Stock for six quarters, the holders of 4% Preferred Stock have the right to vote as a class to elect two directors at the next annual stockholders’ meeting at which directors are elected and at each subsequent stockholders’ meeting until such time as dividends have been paid on the 4% Preferred Stock for four consecutive quarters. The vote of the holders of two-thirds of the 4% Preferred Stock voting together as a class is required for any amendment to KCS’s restated certificate of incorporation which would materially and adversely alter or change the powers, preferences or special rights of the 4% Preferred Stock.

Whenever dividends on the Series C Preferred Stock or Series D Preferred Stock are in arrears for six consecutive quarters (or an equivalent number of days in the aggregate, whether or not consecutive) holders of the Series C Preferred Stock or Series D Preferred Stock, as applicable, will be entitled to vote for the election of two of the authorized directors at the next annual stockholders’ meeting at which directors are elected and at each subsequent stockholders’ meeting until such time as all accumulated dividends are paid on the Series C Preferred Stock or Series D Preferred Stock, as applicable, or set aside for payment. The vote of holders of two-thirds of the Series C Preferred Stock or Series D Preferred Stock, voting as a class, is required for any amendment to KCS’s restated certificate of incorporation which would materially and adversely alter or change the powers, preferences or special rights of the Series C Preferred Stock or Series D Preferred Stock, as applicable.

Failure to Pay Cash Dividends on Certain of Our Preferred Stock

Following completion of the preparation of our 2005 financial statements, we determined that our Consolidated Coverage Ratio for the last twelve months (as defined in the indentures for KCSR’s 7 1/2% Senior Notes and 9 1/2% Senior Notes) was less than 2.0:1. As a result, pursuant to the terms of each KCSR indenture, we were restricted from paying cash dividends on our Series C Preferred Stock and Series D Preferred Stock since February 15, 2006 for the fourth quarter of 2005. Based on our financial results for the quarter ended September 30, 2006, our Consolidated Coverage Ratio for the last twelve months will be greater than 2.0:1, and as of November 15, 2006, we believe we will no longer be restricted from paying such dividends. As of November 9, 2006, the aggregate amount of dividends in arrears on the Series C Preferred Stock and Series D Preferred Stock was $10.3 million.

Unpaid dividends on our Series C Preferred Stock and Series D Preferred Stock will accumulate until such time as they are paid. Whenever dividends on the Series C Preferred Stock or Series D Preferred Stock are in arrears for six consecutive quarters (or an equivalent number of days in the aggregate, whether or not consecutive) holders of the Series C Preferred Stock or Series D Preferred Stock, as applicable, will be entitled to vote for the election of two of the authorized directors as described in —“Voting Rights of Preferred Stock” above.

Anti-Takeover Provisions

Classified Board of Directors

Our restated certificate of incorporation provides that our board of directors will be divided into three classes as nearly equal in number as possible. Each class of directors serves for a term of three years and such terms commence in three consecutive years so that one class of directors is elected at the annual stockholders’ meeting each year. Our restated certificate of incorporation also provides that the vote of 70% of the shares entitled to vote in the election of directors is required to amend the restated certificate of incorporation to increase the number of directors to more than eighteen, abolish cumulative voting for directors and abolish the classification of the board. The same vote requirement is imposed by our restated certificate of incorporation on certain transactions involving mergers, consolidations, sales or leases of assets having a fair market value of $2 million or more, with or to certain owners of more than 5% of our stock entitled to vote in the election of directors, unless our board of directors has approved a memorandum of understanding with any such owner prior to its becoming such a 5% stockholder. These provisions could have the effect of delaying, deferring or preventing a change in control of KCS.

Rights Agreement

Pursuant to our Rights Agreement dated as of September 29, 2005, our board of directors declared a dividend distribution of one Series A Preferred Stock purchase right (“Right”) for each share of KCS common stock outstanding on October 12, 2005 and each share of common stock issued between that date and the “Expiration Date,” as defined in the Rights Agreement. Each Right entitles the registered holder to purchase from KCS 1/1,000 of a share of Series A Preferred Stock, or in some circumstances, shares of KCS common stock, or other securities, cash or other assets, as provided in the Rights Agreement, at a purchase price of $100 per share.

The Rights, which are automatically attached to KCS common stock, are not exercisable or transferable apart from KCS common stock until the tenth business day following the earlier to occur of (unless extended by our board of directors and subject to the earlier redemption or expiration of the Rights):

•	a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock (or 13% in the case that the independent directors consider such person an “adverse person”) (each an “Acquiring Person”); or

•	the commencement of a tender offer or exchange offer that would result in a person or a group becoming an Acquiring Person.

Until exercised, holders of the Rights will have no rights as a stockholder of KCS, including, without limitation, the right to vote or receive dividends. In connection with certain business combinations resulting in the acquisition of KCS or dispositions of more than 50% of our assets or earnings power, each Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, that number of shares of the highest priority voting securities of the acquiring company (or certain of its affiliates) that at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights expire on October 11, 2010, unless earlier redeemed by us.

At any time prior to the final expiration date of the Rights Agreement or the tenth business day after the first date after the public announcement that an Acquiring Person has acquired beneficial ownership of 15% (or 13% in some instances) or more of the outstanding shares of KCS common stock, we may redeem the Rights in whole, but not in part, at a price of $0.0025 per Right. In addition, our right of redemption may be reinstated following an inadvertent trigger of the Rights (as determined by our board of directors) if an acquiring person reduces its beneficial ownership to 10% or less of the outstanding shares of our common stock in a transaction or series of transactions not involving us.

Under certain circumstances, the Rights Agreement could significantly impair the ability of third parties to acquire control of us without prior approval of our board of directors.

SELLING STOCKHOLDER

The following table sets forth certain information regarding the KCS common stock held by the selling stockholder as of November 15, 2006. Shares of the common stock offered under this prospectus are being offered for the account of the selling stockholder.

Common Stock
	Common Stock	Common Stock	Beneficially Owned
Name of Selling	Beneficially Owned	Offered by Selling	After Offering(1)
Stockholder	as of November 15, 2006	Stockholder	Number	Percent

Grupo TMM, S.A.	1,494,469	1,494,469	0	0

(1)	Because the selling stockholder may sell all or a portion of the common stock being offered pursuant to this prospectus, the number of shares of KCS common stock that will be owned by the selling stockholder upon termination of this offering cannot be determined at this time. For the foregoing calculations, we have assumed a sale of all of the shares of common stock offered by the selling stockholder under this prospectus.

KCS’s Relationship with the Selling Stockholder

In 1995, KCS entered into a joint venture agreement with the selling stockholder to, among other things, provide for participation in the privatization of the Mexican national railway system and to promote the movement of rail traffic over rail lines operated by Tex-Mex, KCSM, and KCSR. Since 1997, subsidiaries of KCS and the selling stockholder have owned, along with Mexican governmental agencies, interests in Grupo KCSM, pursuant to the joint venture agreement (which terminated on December 1, 2003) and other agreements entered into between KCS and the selling stockholder.

On April 20, 2003, KCS and the selling stockholder entered into an agreement for the acquisition by KCS of control of KCSM (the “Original Acquisition Agreement”). The Original Acquisition Agreement was not consummated due to disputes arising between the parties which led to litigation and arbitration. On December 15, 2004, KCS and the selling stockholder entered into an amended and restated acquisition agreement (the “Acquisition Agreement”) amending and restating the Original Acquisition Agreement. Under the terms of the Acquisition Agreement, on April 1, 2005, we acquired all of the selling stockholder’s interest in Grupo KCSM. The consideration payable pursuant to the Acquisition Agreement consisted of: (1) 18,000,000 shares of KCS common stock, (2) $200 million in cash and (3) any amount due on certain indemnity escrow notes. In addition, the Acquisition Agreement provided that if there was a final resolution of the VAT claim and Put (as described below), then we would be obligated to pay, pursuant to the terms of the Acquisition Agreement, up to $110 million, payable in a combination of cash, KCS common stock and a note convertible into KCS common stock.

On September 12, 2005, the Company and its subsidiaries, KCSM and Grupo KCSM, along with TMM, entered into a settlement agreement with the Mexican government, resolving the controversies and disputes between the companies and the Mexican government concerning the payment of a value added tax (“VAT”) refund to KCSM and the obligation (“Put”) to purchase the remaining shares of KCSM owned by the Mexican government (the “VAT/Put Settlement”). As a result of the VAT/Put Settlement, KCS and its subsidiaries now own 100% of Grupo KCSM and KCSM. The potential obligation of KCS, Grupo KCSM and TMM to acquire the Mexican government’s remaining 20% ownership of KCSM has been eliminated, and the legal obligation of the Mexican government to issue the VAT refund to KCSM has been satisfied. Pursuant to the settlement agreement, there was no cash exchanged between the parties to the settlement agreement. In addition, the parties entered into mutual releases of all existing and potential claims relating to the VAT refund and the Put obligation, and entered into an agreement to dismiss all of the existing litigation between the parties.

As a result of the final resolution of the VAT claim and Put obligation, KCS was required to make a contingent payment of $110.0 million to TMM in accordance with the terms of the Acquisition Agreement in a combination of stock, notes and cash. In addition, a contingent payment of $9.0 million to Jose F. Serrano International Business, S.A. de C.V. (“JSIB”) also became payable upon final resolution of the VAT claim and Put obligation. On March 13, 2006, in settlement of the $110.0 million obligation to TMM, KCS paid TMM $35.0 million in cash, issued 1,494,469 shares of KCS common stock at the volume weighted average price of $23.4197 per share to TMM, as determined in accordance with the Acquisition Agreement, and issued a five year note to TMM in the original principal amount of $40.0 million. The note is subject to reduction for certain payments made by us and may at our option be paid in KCS common stock in accordance with an agreed upon market formula. The number of shares of KCS common stock which may be issued in payment of such note has not yet been determined. Also on March 13, 2006, in settlement of the $9.0 million obligation to JSIB, KCS paid $9.0 million in cash to JSIB.

In connection with the Acquisition Agreement, we issued three notes in the original aggregate principal amount of $47.0 million to TMM (the “Indemnity Escrow Notes”) that are being held in escrow and are subject to reduction in accordance with the terms of the Acquisition Agreement and an Indemnity Escrow Agreement. The Indemnity Escrow Notes, as adjusted, are payable on April 1, 2007. We may at our option pay any amounts due under the Indemnity Escrow Notes in KCS common stock in accordance with an agreed upon market formula. The number of shares of KCS common stock which may be issued in payment of the Indemnity Escrow Notes has not yet been determined.

In connection with the Acquisition Agreement, KCS and TMM or their respective affiliates entered into a stockholders agreement, a registration rights agreement, a marketing and services agreement and a consulting agreement, each of which is summarized below. In addition, the parties entered into certain other agreements, including releases and escrow arrangements.

KCS, TMM and certain other principal stockholders entered into a stockholders’ agreement, dated December 15, 2004, which became effective on April 1, 2005. The stockholders agreement originally included standstill provisions, transfer restrictions and voting provisions with respect to the shares of KCS common stock owned by TMM and its affiliates, and the grant to TMM of limited preemptive rights with respect to KCS common stock. Except as otherwise provided, the transfer restrictions contained in the stockholders’ agreement generally terminated upon the earliest to occur of (1) a Change of Control of KCS (as defined therein); and (2) the first date TMM and its affiliates beneficially owned in the aggregate less than 15% of the outstanding voting securities of KCS for at least 30 consecutive days. Otherwise, the stockholders’ agreement generally terminates on the earliest to occur of (1) the first date TMM and its affiliates have, for at least 30 consecutive days, beneficially owned in the aggregate less than 40% of the voting securities of KCS initially acquired pursuant to the Acquisition Agreement, and (2) the termination of the stockholders’ agreement by the parties in writing and approved by the KCS Board of Directors. A number of these restrictions terminated when TMM’s beneficial ownership was reduced below 15% of the outstanding voting securities of KCS and when TMM beneficially owned in the aggregate less than 40% of the voting securities of KCS initially acquired pursuant to the Acquisition Agreement.

TMM Logistics, S.A. de C.V. (“TMM Logistics” and together with its subsidiaries, affiliates and joint venture companies, the “Parent Group”), KCSM and KCSR entered into a marketing and services agreement, dated December 2004, which provides, among other things, that (1) except as otherwise provided, upon the request of any member of the Parent Group, KCSM will provide certain intermodal services to any member of the Parent Group on terms which are no less favorable than the terms for like volumes and services provided to third or fourth party logistics companies; (2) the Parent Group will have the right to be the exclusive provider of certain freight services over KCSM’s rail system within Mexico, and that the KCS Group (as defined therein) will not sell, market or otherwise provide such services through any other person over KCSM’s rail system within Mexico; (3) to the extent that KCSM determines to utilize a third party to operate its intermodal terminals within Mexico or to provide other services of the type which are the subject of the marketing and services agreement, the Parent Group may be preferred to operate such intermodal terminals or to provide such services over any unrelated third party, subject to certain conditions; and (4) the Parent Group will have the right to make a bid for the provision of certain transportation logistics services, if KCSM and its subsidiaries and affiliates determine to have such services provided by any unaffiliated third party in Mexico. The initial term of the marketing and services agreement is five years from April 1, 2005, subject to automatic renewals and subject to earlier termination.

KCS and JSIB entered into a consulting agreement, dated as of December 15, 2004 and effective as of April 1, 2005, that calls for JSIB to provide certain consulting services to the KCS board of directors related to the maintenance, fostering and promotion of a positive relationship between us and/or our affiliates and high-ranking officials of those branches of the Mexican government that have an impact on the Mexican railroad industry or our rail network operations. Jose Serrano Segovia is required under the terms of the consulting agreement to be personally involved in the provision of services by JSIB. Jose Serrano Segovia is the current Chairman of the Board of Directors of TMM and certain of its subsidiaries. The consulting agreement has a term of three years beginning on the first business day following April 1, 2005, and is subject to earlier termination. Subject to the terms and conditions of the consulting agreement, we are obligated to pay JSIB an annual fee of $3.0 million. In addition, on the final resolution of the VAT claim and Put, KCS paid $9.0 million as consideration for JSIB’s services in connection with the resolution of the VAT claim and Put.

In connection with the acquisition transaction, we and the selling stockholder are parties to a registration rights agreement under which we granted registration rights relating to the KCS common stock being offered under this prospectus. The selling stockholder entered into a letter agreement with us on August 30, 2006, which modified the terms of the registration rights agreement. Pursuant to the letter agreement, the selling stockholder has agreed to pay, in addition to all selling expenses and underwriting fees incurred in the offer and sale of the selling stockholder’s common stock, all reasonable costs and expenses related to the preparation, filing and amendment of the registration statement of which this prospectus is a part. Pursuant to the letter agreement, the selling stockholder also agreed to engage an underwriter satisfactory to us for the purpose of disposing of the selling stockholder’s common stock upon the declaration of effectiveness of the registration statement, and to dispose of the common stock through a public offering to persons who are eligible to file reports pursuant to Rule 13d-1(c) under the Exchange Act, within a period of 60 days following the declaration of effectiveness of the registration statement. Pursuant to the registration rights agreement, as amended by the letter agreement, we filed a registration statement on Form S-1 with the SEC on November 20, 2006, of which this prospectus is a part, with respect to the sale of the selling stockholder’s common stock. Because the selling stockholder may dispose of all or a portion of the selling stockholder’s common stock, we cannot estimate the number of shares of common stock that will be held by the selling stockholder upon the termination of any such disposition.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) has agreed to purchase, and the selling stockholder has agreed to sell to Morgan Stanley, 1,494,469 shares of our common stock.

Morgan Stanley is offering the common stock subject to its acceptance of the shares from the selling stockholder. The underwriting agreement provides that the obligation of Morgan Stanley to pay for and accept delivery of the common stock offered by this prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. Morgan Stanley is obligated to take and pay for all of the common stock offered by this prospectus if any such shares are taken. Morgan Stanley initially proposes to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus.

The following table shows the per share and total underwriting discounts and commissions to be paid to Morgan Stanley by the selling stockholder.

Paid by the Selling Stockholder	Total

Per Share	$
Total	$

The expenses of this offering payable by the selling stockholder, not including the underwriting discounts and commissions, are estimated at $1,267,000. We are not paying any of the expenses of this offering.

Our common stock is listed on the NYSE under the symbol “KSU.”

In order to facilitate the offering of the common stock, Morgan Stanley may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, Morgan Stanley may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. Morgan Stanley must close out any short position by purchasing shares in the open market. A short position may be created if Morgan Stanley is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Morgan Stanley may bid for, and purchase, common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. Morgan Stanley is not required to engage in these activities and may end any of these activities at any time.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

From time to time, Morgan Stanley and its affiliates have provided, and may continue to provide, investment banking, commercial banking and capital raising services to us for fees and commissions that we believe are customary. An affiliate of Morgan Stanley is a lender under our term loan and revolving credit facility and Morgan Stanley is the dealer manager for the tender offer for the KCSM Senior Notes. Morgan Stanley has also acted as an underwriter or placement agent of our and KCSM’s securities. Morgan Stanley and its affiliates have received customary cash commissions and fees in connection with these services.

Morgan Stanley or its affiliates may from time to time hold some of our and KCSM’s securities through ordinary trading or market-making activities.

We and the selling stockholder have agreed to indemnify Morgan Stanley against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of our common stock offered in this offering and other legal matters related to this offering have been passed upon for us as to U.S. law by Sonnenschein Nath & Rosenthal LLP. Legal matters related to this offering have been passed upon for us as to Mexican law by White & Case, S.C. Legal matters relating to this offering have been passed upon for the selling stockholder as to U. S. law by Haynes & Boone, LLP, and as to Mexican law by Haynes & Boone, S.C. Legal matters related to this offering have been passed upon for the underwriter as to U.S. law by Shearman & Sterling LLP.

EXPERTS

The consolidated financial statements of Kansas City Southern as of December 31, 2005, and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2005 have been incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2005, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP covering the consolidated financial statements of Kansas City Southern indicates that KPMG LLP did not audit the financial statements of Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM and currently known as Grupo KCSM), a 46.6% owned investee company, as of December 31, 2004 and for the years ended December 31, 2004 and 2003 which were audited by other auditors whose reports have been furnished to KPMG LLP, and the KPMG LLP opinion on the consolidated financial statements, insofar as it relates to the amounts included for Grupo TFM as of December 31, 2004 and for the years ended December 31, 2004 and 2003, is based solely on the reports of other auditors.

The audit report dated April 7, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses an opinion that Kansas City Southern did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company lacked sufficient personnel with adequate expertise in accounting for income taxes, effective reconciliation procedures related to income tax accounts and sufficient oversight of the income tax accounting function by management. As a result, the Company restated the opening retained earnings balance for the year ended December 31, 2003 in connection with issuing the 2005 consolidated financial statements to reflect the correction of errors in the accounting for income taxes. Additionally, a material misstatement was identified in the income tax provision in the 2005 consolidated financial statements.

The audit report dated April 7, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states the Company acquired control of Grupo TFM (currently known as Grupo KCSM) and its subsidiary, Kansas City Southern de Mexico, S.A. de C.V. (KCSM) on April 1, 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 Grupo TFM’s and KCSM’s internal control over financial reporting which represents 53% of the Company’s consolidated total assets and 41% of the Company’s consolidated total revenues included in the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2005. KPMG LLP’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Grupo TFM and KCSM.

The audit report dated April 7, 2006, on the consolidated financial statements contains an explanatory paragraph stating that effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  The audit report also contains an explanatory paragraph indicating that the Company restated its balance sheet as of December 31, 2004 and its statement of stockholders’ equity for the years ended December 31, 2004 and 2003.

The consolidated financial statements of Grupo TFM (currently known as Grupo KCSM) and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the three months ended March 31, 2005 (“Predecessor”) and the nine months ended December 31, 2005 (“Successor”) have been audited by KPMG Cárdenas Dosal, S.C., an independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The audit report dated on April 7, 2006, on the consolidated financial statements of Grupo TFM contains an explanatory paragraph stating that due to the acquisition of control of Grupo TFM by Kansas City Southern on April 1, 2005, the accompanying consolidated financial statements after March 31, 2005 (“Successor”) are presented on a different cost basis than for the periods before the change in control and therefore are not comparable to the consolidated financial statements for the years ended December 31, 2004 and 2003 (“Predecessor”). Grupo TFM’s financial statements are separated between “Successor” and “Predecessor” periods to reflect Grupo TFM’s results and financial position before and after the change in control.

The consolidated financial statements of Grupo TFM (currently known as Grupo KCSM) and subsidiaries as of December 31, 2004 and for each of the two years ended December 31, 2004 incorporated in this registration statement by reference to the Annual Report of Kansas City Southern on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge though our website at http://www.kcsi.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

The SEC allows us to incorporate by reference certain information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The following documents we filed with the SEC under the Exchange Act are incorporated herein by reference:

(a) Our annual report on Form 10-K for our fiscal year ended December 31, 2005, as filed with the SEC on April 7, 2006;

(b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 9, 2006; our quarterly report on Form 10-Q for the quarter ended June 30, 2006, as filed with the SEC on August 8, 2006; and our quarterly report on Form 10-Q for the quarter ended September 30, 2006, as filed with the SEC on November 9, 2006.

(c) Our current reports on Form 8-K dated January 11, 2006, as filed with the SEC on January 13, 2006; dated March 17, 2006, as filed with the SEC on March 17, 2006 (but excluding information in such report that was furnished to, and not filed with, the SEC); dated March 17, 2006, as filed with the SEC on March 23, 2006; dated April 28, 2006, as filed with the SEC on May 4, 2006; dated May 1, 2006, as filed with the SEC on May 5, 2006; dated May 16, 2006, as filed with the SEC on May 17, 2006; dated May 12, 2006, as filed with the SEC on May 18, 2006; dated June 7, 2006, as filed with the SEC on June 12, 2006; dated June 13, 2006, as filed with the SEC on June 19, 2006; dated August 11, 2006, as filed with the SEC on August 17, 2006; dated September 11, 2006, as filed with the SEC on September 15, 2006; dated October 23, 2006, as filed with the

SEC on October 25, 2006; dated November 6, 2006, as filed with the SEC on November 7, 2006; dated November 13, 2006, as filed with the SEC on November 14, 2006; dated November 16, 2006, as filed with the SEC on November 17, 2006; and dated November 21, 2006, as filed with the SEC on November 28, 2006.

(d) Our Notice of Annual Meeting and Proxy Statement filed with the SEC on April 11, 2006.

We will provide without charge to each person, including a beneficial owner, to whom a prospectus is delivered, upon written or oral request a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. Requests for these reports or documents should be directed to Brian P. Banks, Associate General Counsel and Assistant Secretary, at 427 West 12th Street, Kansas City, Missouri 64105, telephone number: (816) 983-1370; email address brian.p.banks@kcsr.com. We will not send exhibits to these filings unless we have specifically incorporated the exhibit by reference into the filing.

We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The expenses of this offering are estimated to be as set forth in the table below. All of the expenses are estimated, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$4,482.23
NASD fees	$4,689.00
Legal fees and expenses	$550,000.00
Accounting fees and expenses	$450,000.00
Printing expenses	$250,000.00
Transfer agent and registrar fees	$2,500.00
Miscellaneous	$5,000.00
TOTAL	$1,266,671.23

The selling stockholder will reimburse the Company for all of the expenses of this offering, and therefore one hundred percent of the expenses are to be borne by TMM.

Item 14.	Indemnification of Officers and Directors

KCS is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The bylaws of KCS provide that each person who, at any time is, or shall have been, a director, officer, employee or agent of KCS, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer, employee or agent of KCS, or served at the request of KCS as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent provided under Section 145 of the Delaware Statute.

The certificate of incorporation of KCS provides that to the fullest extent permitted by the Delaware Statute and any amendments thereto, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, KCS has entered into indemnification agreements with its officers and directors. Those agreements are intended to supplement its officer and director liability insurance and provide the officers and directors with specific contractual assurance that the protection provided by its bylaws will continue to be available regardless of, among other things, an amendment to the bylaws or a change in management or control of KCS. The indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. Under the indemnification agreements, KCS’s determinations of indemnity are made by a committee of disinterested directors unless a change in control of KCS has occurred, in which case the determination is made by special independent counsel. The indemnification agreements also provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within specified periods. Indemnification and advancement of expenses would also be provided in connection with court proceedings initiated to determine rights under the indemnification agreements and certain other matters.

Item 15.	Recent Sales of Unregistered Securities

See “Selling Stockholder” in the prospectus for a description of the common stock issued by the Company to TMM. Such common stock was issued in private isolated transactions in reliance on Section 4(2) of the Securities Act.

On May 5, 2003, KCS completed the sale of $200 million (400,000 shares) of 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C, with a liquidation preference of $500 per share in a private offering under Rule 144A to qualified institutional buyers. Net proceeds to KCS were $193 million after fees to the initial purchasers of $7 million and other expenses of the offering.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

(1) Underwriting Agreement
1.1	Underwriting Agreement among KCS, Grupo TMM, S.A. and Morgan Stanley & Co. Incorporated.
(2) Plan of acquisition, reorganization, arrangement, liquidation or succession
2.1	Amended and Restated Acquisition Agreement, dated as of December 15, 2004, by and among KCS, KARA Sub, Inc., KCS Investment I, Ltd., KCS Acquisition Subsidiary, Inc., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (the “Amended Acquisition Agreement”), filed as Exhibit 10.1 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.1.
2.2	Stockholders’ Agreement by and among KCS, Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and certain stockholders of Grupo TMM, S.A (the “Stockholders’ Agreement”), filed as Exhibit 10.3 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.2.

Exhibit Number		Description

2.3		Registration Rights Agreement by and among KCS, Grupo TMM, S.A., TMM Multimodal, S.A. de C.V. and certain stockholders of Grupo TMM, S.A. (the “Acquisition Registration Rights Agreement”), filed as Exhibit 10.4 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.3.
2.4		Consulting Agreement by and between KCS and José F. Serrano International Business, S.A. de C.V. (the “Consulting Agreement”), filed as Exhibit 10.5 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.4.
2.5		Marketing and Services Agreement by and among KCSR, TMM Logistics, S.A. de C.V. and TFM, S.A. de C.V. (the “Marketing and Services Agreement”), filed as Exhibit 10.6 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.5.
2.6		Rights Agreement, dated as of September 29, 2005, by and between KCS and UMB Bank, n.a., filed as Exhibit 10.1 to KCS’s Current Report on Form 8-K filed on October 3, 2005 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.6.
(3) Articles of Incorporation and Bylaws
Articles of Incorporation
3.1		Exhibit 3.1 to the Company’s Registration Statement on Form S-4 originally filed July 12, 2002 (Registration No. 333-92360), as amended and declared effective on July 30, 2002 (the “2002 S-4 Registration Statement”), Restated Certificate of Incorporation, is hereby incorporated by reference as Exhibit 3.1.
Bylaws
3.2		The Amended and Restated By-Laws of Kansas City Southern, as amended through June 13, 2006, filed as Exhibit 3.2 to the Company’s Form 8-K dated June 13, 2006 (File No. 1-4717), is incorporated herein by reference as Exhibit 3.2.
(4) Instruments Defining the Right of Security Holders, Including Indentures
4.1		The Fourth, Seventh, Eighth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth and Sixteenth paragraphs of the Company’s Restated Certificate of Incorporation. (See Exhibit 3.1)
4.2		Article I, Sections 1, 3 and 11 of Article II, Article V and Article VIII of KCS’s Bylaws. (See Exhibit 3.2)
4.3		Exhibit 4.1 to the Company’s Registration Statement on Form S-4 originally filed on January 25, 2001 (Registration No. 333-54262), as amended and declared effective on March 15, 2001 (the “2001 S-4 Registration Statement”), the Indenture, dated as of September 27, 2000, among the Company, The Kansas City Southern Railway Company (“KCSR”), certain other subsidiaries of the Company and The Bank of New York, as Trustee (the “2000 Indenture”), is hereby incorporated by reference as Exhibit 4.3.
4	.3.1	Exhibit 4.1.1 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), Supplemental Indenture, dated as of January 29, 2001, to the 2000 Indenture, among the Company, KCSR, certain other subsidiaries of the Company and The Bank of New York, as trustee, is hereby incorporated by reference as Exhibit 4.3.1.
4	.3.2	Second Supplemental Indenture, dated as of June 10, 2005, to the 2000 Indenture, among the Company, KCSR, and certain other subsidiaries of the Company and the Bank of New York, as Trustee, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, is hereby incorporated by reference as Exhibit 4.3.2.
4.4		Form of Exchange Note (included as Exhibit B to Exhibit 4.3 hereto).
4.5		Exhibit 4.3 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), the Exchange and Registration Rights Agreement, dated as of September 27, 2000, among the Company, KCSR, certain other subsidiaries of the Company, is hereby incorporated by reference as Exhibit 4.5.

Exhibit Number		Description

4.6		The Indenture, dated June 12, 2002, among KCSR, the Company and certain subsidiaries of the Company, and U.S. Bank National Association, as Trustee (the “2002 Indenture”), attached as Exhibit 4.1 to the 2002 S-4 Registration Statement (Registration No. 333-92360) is hereby incorporated by reference as Exhibit 4.6.
4	.6.1	Form of Face of Exchange Note, included as Exhibit B to Exhibit 4.8 and filed as Exhibit 4.2 to the 2002 S-4 Registration Statement (Registration No. 333-92360) is hereby incorporated by reference as Exhibit 4.6.1.
4	.6.2	Supplemental Indenture, dated June 10, 2005, to the 2002 Indenture among the Company, KCSR, and certain other subsidiaries of the Company, and U.S. Bank National Association, as Trustee, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, is hereby incorporated by reference as Exhibit 4.6.2.
4.7		Certificate of Designations of 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C, filed as Exhibit 3.1(b) to KCS’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 4.7.
4.8		Exhibit 4.5 to the Company’s Registration Statement on Form S-3 originally filed on August 1, 2003 (Registration No. 333-107573), as amended and declared effective on October 24, 2003 (the “2003 S-3 Registration Statement”), Registration Rights Agreement dated May 5, 2003 among KCS, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc., is hereby incorporated by reference as Exhibit 4.8.
4.9		Certificate of Designations of 5.125% Cumulative Convertible Perpetual Preferred Stock, Series D, filed as Exhibit 4.1 to KCS’s Current Report on Form 8-K, filed on December 15, 2005, is hereby incorporated by reference as Exhibit 4.9.
4.10		Indenture, dated as of June 16, 1997, among TFM, Grupo TFM, The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $150,000,000 of TFM’s 10.25% Senior Notes due 2007, is attached to this registration statement as Exhibit 4.10.
4.11		First Supplemental Indenture, dated as of May 21, 2002, among TFM, Grupo TFM, S.A. de C.V., as guarantor, The Bank of New York, as trustee, and Deutsche Bank Luxembourg S.A., as the paying agent, to the Indenture, dated June 16, 1997, is attached to this registration statement as Exhibit 4.11.
4.12		Indenture, dated as of June 13, 2002, between TFM and The Bank of New York, as Trustee, covering up to $180,000,000 of TFM’s 12.50% Senior Notes due 2012, is attached to this registration statement as Exhibit 4.12.
4.13		Indenture, dated as of April 19, 2005, between TFM and The Bank of Nova Scotia Trust Company of New York, covering up to $460,000,000 of TFM’s 9 3/8% Senior Notes due 2012, is attached to this registration statement as Exhibit 4.13.
4.14		Second Supplemental Indenture, dated November 21, 2006, among Kansas City Southern de Mexico, S.A. de C.V., as issuer, The Bank of New York, as trustee, Deutsche Bank Luxembourg S.A., as paying agent and Grupo KCSM, S.A. de C.V., as guarantor, filed as Exhibit 4.1 to KCS’s Current Report on Form 8-K filed on November 28, 2006 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.14.
4.15		Indenture, dated November 21, 2006, between Kansas City Southern de Mexico, S.A. de C.V. and U.S. Bank National Association, as trustee and paying agent, filed as Exhibit 4.2 to KCS’s Current Report on Form 8-K filed on November 28, 2006 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.15.
4.16		Registration Rights Agreement, dated November 21, 2006, among Kansas City Southern de Mexico, S.A. de C.V., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp., and Scotia Capital (USA) Inc., filed as Exhibit 4.3 to KCS’s Current Report on Form 8-K filed on November 28, 2006 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.16.
(5) Opinion regarding Legality
5.1		Opinion of Sonnenschein Nath & Rosenthal LLP (previously filed).

Exhibit Number		Description

(10) Material Contracts
10.1		Form of Officer Indemnification Agreement attached as Exhibit 10.1 to the Company’s Form 10-K for the year ended December 31, 2001 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.1.
10.2		Form of Director Indemnification Agreement attached as Exhibit 10.2 to the Company’s Form 10-K for the year ended December 31, 2001 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.2.
10.3		Exhibit 10.4 to the Company’s Form 10-K for the fiscal year ended December 31, 1990 (File No. 1-4717), Description of the Company’s 1991 incentive compensation plan, is hereby incorporated by reference as Exhibit 10.3.
10.4		Exhibit 10.7 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Directors Deferred Fee Plan, adopted August 20, 1982, as amended and restated effective January 1, 2005, is hereby incorporated by reference as Exhibit 10.4.
10	.5.1	Exhibit 10.8.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Kansas City Southern 1991 Amended and Restated Stock Option and Performance Award Plan, as amended and restated effective as of March 14, 2005 is hereby incorporated by reference as Exhibit 10.5.1.
10	.5.2	Exhibit 10.8.2 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Non-Qualified Stock Option Award Agreement for employees under the 1991 Amended and Restated Stock Option and Performance Award Plan, is hereby incorporated by reference as Exhibit 10.5.2.
10	.5.3	Exhibit 10.8.3 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Non-Qualified Stock Option Award Agreement for Directors under the 1991 Amended and Restated Stock Option and Performance Award Plan, is hereby incorporated by reference as Exhibit 10.5.3.
10	.5.4	Exhibit 10.8.4 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Non-Qualified Stock Option Award agreement for employees under the 1991 Amended and Restated Stock Option and Performance Award Plan (referencing threshold dates), is hereby incorporated by reference as Exhibit 10.5.4.
10	.5.5	Exhibit 10.8.5 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Restricted Shares Award Agreement (graded vesting) under the 1991 Amended and Restated Stock Option and Performance Award Plan, is hereby incorporated by reference as Exhibit 10.5.5.
10	.5.6	Form of Restricted Shares Award Agreement (cliff vesting) under the 1991 Amended and Restated Stock Option and Performance Award Plan, attached as Exhibit 10.1 to the Company’s Form 8-K filed on March 18, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.5.6.
10	.5.7	Exhibit 10.8.7 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Restricted Shares Award Agreement under the 1991 Amended and Restated Stock Option and Performance Award Plan (applicable to restricted shares to be purchased), is hereby incorporated by reference as Exhibit 10.5.7.
10	.6.1	Kansas City Southern 401(k) and Profit Sharing Plan (Amended and Restated Effective April 1, 2002), attached as Exhibit 10.10.1 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.6.1.
10	.6.2	First Amendment to the Kansas City Southern 401(k) and Profit Sharing Plan (As Amended and Restated Effective April 1, 2002), effective January 1, 2003, attached as Exhibit 10.10.2 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.6.2.
10	.6.3	Amendment to the Kansas City Southern 401(k) and Profit Sharing Plan (As Amended and Restated Effective April 1, 2002), dated June 30, 2003 and effective as of January 1, 2001, attached as Exhibit 10.10.3 to the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.6.3.

Exhibit Number		Description

10	.6.4	Amendment to the Kansas City Southern 401(k) and Profit Sharing Plan (As Amended and Restated Effective April 1, 2002), dated December 3, 2003 and effective as of January 1, 2003, attached as Exhibit 10.10.4 to the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1- 4717), is hereby incorporated by reference as Exhibit 10.6.4.
10.7		Exhibit 10.10 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), the Assignment, Consent and Acceptance Agreement, dated August 10, 1999, by and among the Company, DST Systems, Inc. and Stilwell Financial Inc., is hereby incorporated by reference as Exhibit 10.7.
10.8		Employment Agreement, as amended and restated January 1, 2001, by and among the Company, KCSR and Michael R. Haverty, attached as Exhibit 10.12 to the Company’s Form 10-K for the year ended December 31, 2001 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.8.
10.9		Employment Agreement, dated January 1, 2005, between KCS and Arthur L. Shoener, attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on February 14, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.9.
10.10		Employment Agreement, dated October 1, 2004, between KCS and Robert B. Terry, attached as Exhibit 10.14 to KCS’s Form 10-K, filed April 7, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.10.
10.11		Employment Agreement, dated May 15, 2006, between KCSR and Patrick J. Ottensmeyer, attached as Exhibit 10.1 to KCS’s Current Report on Form 8-K, filed on June 12, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.11.
10.12		Employment Agreement, dated May 15, 2006, between KCSR, KCS and Daniel W. Avramovich, attached as Exhibit 10.2 to KCS’s Current Report on Form 8-K, filed on June 12, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.12.
10.13		Employment Agreement, dated June 7, 2006, between KCSR and Michael K. Borrows, attached as Exhibit 10.3 to KCS’s Current Report on Form 8-K, filed September 15, 2006, is hereby incorporated by reference as Exhibit 10.13.
10.14		Kansas City Southern Executive Plan, as amended and restated January 1, 2005, filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.14.
10.15		The Kansas City Southern Annual Incentive Plan, attached as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.15.
10	.16.1	Security Agreement dated March 30, 2004 from KCS, KCSR and certain other subsidiaries of KCS to The Bank of Nova Scotia as Collateral Agent, filed as Exhibit 10.19.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.16.1.
10	.16.2	Amendment and Waiver No. 1 to the Credit Agreement and Amendment No. 1 to the Security Agreement among KCSR, KCS, the subsidiary guarantors, the lenders party thereto and The Bank of Nova Scotia, dated as of December 22, 2004, attached as Exhibit 10.1 to the Company’s Form 8-K filed on December 29, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 10.16.2.
10	.16.3	Amended and Restated Credit Agreement dated April 28, 2006 among KCSR, KCS, the subsidiary guarantors, the lenders party thereto, The Bank of Nova Scotia, Morgan Stanley Senior Funding, Inc., Harris Bank, N.A., LaSalle Bank National Association and Bank of Tokyo-Mitsubishi UFJ Trust Company, and Scotia Capital, filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2006, filed on May 9, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.16.3.
10.17		The 2000 Indenture. (See Exhibit 4.3).
10.18		Supplemental Indenture, dated as of January 29, 2001, to the 2000 Indenture. (See Exhibit 4.3.1).
10.18		Second Supplemental Indenture, dated as of June 10, 2005, to the 2000 Indenture. (See Exhibit 4.3.2)

Exhibit Number		Description

10.19		Exhibit 10.23 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), Intercompany Agreement, dated as of August 16, 1999, between the Company and Stilwell Financial Inc., is hereby incorporated by reference as Exhibit 10.19.
10.20		Exhibit 10.24 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), Tax Disaffiliation Agreement, dated as of August 16, 1999, between the Company and Stilwell Financial Inc., is hereby incorporated by reference as Exhibit 10.20.
10.21		Lease Agreement, as amended, between The Kansas City Southern Railway Company and Broadway Square Partners LLP dated June 26, 2001, attached as Exhibit 10.34 to the Company’s Form 10-K for the year ended December 31, 2001 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.21.
10.22		The 2002 Indenture. (See Exhibit 4.6).
10.23		Supplemental Indenture, dated as of June 10, 2005, to the 2002 Indenture. (See Exhibit 4.6.2).
10.24		Agreement to Forego Compensation between A. Edward Allinson and the Company, fully executed on March 30, 2001; Loan Agreement between A. Edward Allinson and the Company fully executed on September 18, 2001; and the Promissory Note executed by the Trustees of The A. Edward Allinson Irrevocable Trust Agreement dated, June 4, 2001, Courtney Ann Arnot, A. Edward Allinson III and Bradford J. Allinson, Trustees, as Maker, and the Company, as Holder, attached as Exhibit 10.36 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), are hereby incorporated by reference as Exhibit 10.24.
10.25		Agreement to Forego Compensation between Michael G. Fitt and the Company, fully executed on March 30, 2001; Loan Agreement between Michael G. Fitt and the Company, fully executed on September 7, 2001; and the Promissory Note executed by the Trustees of The Michael G. and Doreen E. Fitt Irrevocable Insurance Trust, Anne E. Skyes, Colin M-D. Fitt and Ian D.G. Fitt, Trustees, as Maker, and the Company, as Holder, attached as Exhibit 10.37 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), are hereby incorporated by reference as Exhibit 10.25.
10	.26.1	Kansas City Southern Employee Stock Ownership Plan (As Amended and Restated Effective April 1, 2002), attached as Exhibit 10.38 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.26.1.
10	.26.2	Amendment to the Kansas City Southern Employee Stock Ownership Plan (As Amended and Restated Effective April 1, 2002), dated June 30, 2003 and effective as of January 1, 2001, attached as Exhibit 10.38.2 to the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.26.2.
10	.26.3	Amendment to the Kansas City Southern Employee Stock Ownership Plan (As Amended and Restated Effective April 1, 2002), dated December 3, 2003 and effective as of January 1, 2003, attached as Exhibit 10.38.3 to the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.26.3.
10.27		Placement Agreement dated April 29, 2003 by and among the Company, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc., attached as Exhibit 10 to the Company’s Form 10-Q for the quarter ended June 30, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.27.
10.28		The Amended Acquisition Agreement. (See Exhibit 2.1).
10.29		The Stockholders’ Agreement. (See Exhibit 2.3).
10.30		The Acquisition Registration Rights Agreement. (See Exhibit 2.4).
10.31		The Consulting Agreement. (See Exhibit 2.5).
10.32		The Marketing and Services Agreement. (See Exhibit 2.6).
10.33		Form of Indemnity Escrow Note (as defined in the Amended Acquisition Agreement), filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed December 21, 2004. (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.33.

Exhibit Number	Description

10.34	Form of VAT Escrow Note (as defined in the Amended Acquisition Agreement), filed as Exhibit 10.7 to the Company’s Form 8-K filed December 21, 2004. (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.34.
10.35	Closing Escrow Agreement by and among KCS, KARA Sub, Inc., KCS Investment I, Ltd., KCS Acquisition Subsidiary, Inc., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and The Bank of Nova Scotia Trust Company of New York, filed as Exhibit 10.8 to the Company’s Form 8-K filed December 21, 2004. (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.35.
10.36	Indemnity Escrow Agreement by and among KCS, KARA Sub, Inc., KCS Investment I, Ltd., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Multimodal, S.A. de C.V. and The Bank of Nova Scotia Trust Company of New York, filed as Exhibit 10.9 to the Company’s Form 8-K filed December 21, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.36.
10.37	VAT Escrow Agreement by and among KCS, KARA Sub, Inc., KCS Investment I, Ltd., KCS Acquisition Subsidiary, Inc., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and The Bank of Nova Scotia Trust Company of New York, filed as Exhibit 10.10 to the Company’s Form 8-K filed December 21, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.37.
10.38	Consulting Compensation Escrow Agreement by and among KCS, Jose F. Serrano International Business, S.A. de C.V. and The Bank of Nova Scotia Trust Company of New York, filed as Exhibit 10.11 to the Company’s Form 8-K filed December 21, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.38.
10.39	Agreement of Assignment and Assumption of Rights, and Agency Agreement with Undisclosed Principal, Duties and Obligations, filed as Exhibit 10.12 to the Company’s Form 8-K filed December 21, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.39.
10.40	Underwriting Agreement, dated December 5, 2005, among the Company and Morgan Stanley & Co. Incorporated, filed as Exhibit 99.2 to the Company’s Form 8-K, filed December 5, 2005, is hereby incorporated by reference as Exhibit 10.40.
10.41	Underwriting Agreement, dated December 5, 2005, among the Company, Grupo TMM, S.A. and Morgan Stanley & Co. Incorporated, filed as Exhibit 99.3 to the Company’s Form 8-K, filed December 5, 2005, is hereby incorporated by reference as Exhibit 10.41.
10.42	Transaction Agreement, dated December 1, 2005, by and between the Company, KCSR, Norfolk Southern Corporation and The Alabama Great Southern Railroad Company, filed on April 7, 2006 as Exhibit 10.46 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.42.
10.43	Amendment No. 1 to Transaction Agreement dated as of January 17, 2006, by and between the Company, KCSR, Norfolk Southern Corporation and The Alabama Great Southern Railroad Company, filed on April 7, 2006 as Exhibit 10.47 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.43.
10.44	Amendment No. 2 to the Transaction Agreement dated as of May 1, 2006, among KCS, KCSR, Norfolk Southern Corporation and the Alabama Great Southern Railroad Company, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed May 9, 2006, is hereby incorporated by reference as Exhibit 10.44.
10.45	Participation Agreement, dated as of December 20, 2005, among KCSR, KCSR Trust 2005-1 (acting through Wilmington Trust Company, as owner trustee) (“2005 Trust”), GS Leasing (KCSR 2005-1) LLC, Wells Fargo Bank Northwest, National Association, Export Development Canada, and KfW, filed on April 7, 2006 as Exhibit 10.48 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.45.
10.46	Equipment and Lease Agreement, dated as of December 20, 2005, by and between KCSR and the 2005 Trust, filed on April 7, 2006 as Exhibit 10.49 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.46.

Exhibit Number	Description

10.47	Participation Agreement, dated as of August 2, 2006, among KCSR, KCSR Trust 2006-1 (acting through Wilmington Trust Company, as owner trustee) (“2006 Trust”), HSH Nordbank AG, New York Branch, Wells Fargo Bank Northwest, National Association, and DVB Bank AG, filed on November 9, 2006 as Exhibit 10.4 to the Company’s Form 10-Q for the quarter ended September 30, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.47.
10.48	Equipment and Lease Agreement, dated as of August 2, 2006, by and between KCSR and the 2006 Trust, filed on November 9, 2006 as Exhibit 10.4 to the Company’s Form 10-Q for the quarter ended September 30, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.48.
10.49	Commitment Letter by and between KCS and Bank of Nova Scotia, dated March 17, 2006, filed on April 7, 2006 as Exhibit 10.50 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.49.
10.50	Limited Liability Company Agreement of Meridian Speedway, LLC by and between the Alabama Great Southern Railroad Company and Kansas City Southern dated May 1, 2006, filed as Exhibit 10.3 to the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.50.
10.51	Indenture, dated as of June 16, 1997, among TFM, Grupo TFM, The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as Paying Agent, covering up to $150,000,000 of TFM’s 10.25% Senior Notes due 2007. (See Exhibit 4.10).
10.52	First Supplemental Indenture, dated as of May 21, 2002, among TFM, Grupo TFM, S.A. de C.V., as guarantor, The Bank of New York, as trustee, and Deutsche Bank Luxembourg S.A., as the paying agent, to the Indenture, dated June 16, 1997. (See Exhibit 4.11).
10.53	Indenture, dated as of June 13, 2002, between TFM and The Bank of New York, as Trustee, covering up to $180,000,000 of TFM’s 12.50% Senior Notes due 2012. (See Exhibit 4.12).
10.54	Indenture, dated as of April 19, 2005, between TFM and The Bank of Nova Scotia Trust Company of New York, covering up to $460,000,000 of TFM’s 9 3/8% Senior Notes due 2012. (See Exhibit 4.13).
10.55	Second Supplemental Indenture, dated November 21, 2006, among Kansas City Southern de Mexico, S.A. de C.V., as issuer, The Bank of New York, as trustee, Deutsche Bank Luxembourg S.A., as paying agent and Grupo KCSM, S.A. de C.V., as guarantor, filed as Exhibit 4.1 to KCS’s Current Report on Form 8-K filed on November 28, 2006 (File No. 1-4717). (See Exhibit 4.14).
10.56	Indenture, dated November 21, 2006, between Kansas City Southern de Mexico, S.A. de C.V. and U.S. Bank National Association, as trustee and paying agent. (See Exhibit 4.15).
10.57	Registration Rights Agreement, dated November 21, 2006, among Kansas City Southern de Mexico, S.A. de C.V., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp., and Scotia Capital (USA) Inc. (See Exhibit 4.16).
(12) Statements Re Computation of Ratios
12.1	The Computation of Ratio of Earnings to Fixed Charges prepared pursuant to Item 601(b)(12) of Regulation S-K attached to the Form 10-K filed April 7, 2006 as Exhibit 12.1, is hereby incorporated by reference as Exhibit 12.1.
(21) Subsidiaries of the Company
21.1	The list of the Subsidiaries of the Company prepared pursuant to Item 601(b)(21) of Regulation S-K attached to the Form 10-K filed April 7, 2006 as Exhibit 21.1, is hereby incorporated by reference as Exhibit 21.1.
(23) Consents of Experts and Counsel
23.1	Consent of KPMG LLP is attached to this registration statement as Exhibit 23.1.
23.2	Consent of PricewaterhouseCoopers, S.C. is attached to this registration statement as Exhibit 23.2.
23.3	Consent of KPMG Cárdenas Dosal, S.C. is attached to this registration statement as Exhibit 23.3.
(24) Power of Attorney (previously filed).

Exhibit Number	Description

(99) Additional Exhibits
99.1	The consolidated balance sheet of Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM and currently known as Grupo KCSM) and subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the two years in the period ended December 31, 2004, and the consolidated statements of income, cash flows and changes in stockholders’ equity for the three months ended March 31, 2005 (“Predecessor”) and the nine months ended December 31, 2005 (“Successor”) including the notes thereto and the reports of independent registered public accounting firms thereon (previously filed).

Item 17.	Undertakings

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on November 30, 2006.

Kansas City Southern

By:	/s/ Michael R. Haverty
Michael R. Haverty
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 30, 2006 by the following persons in the capacities indicated.

Signature		Capacity

/s/ Michael R. Haverty Michael R. Haverty		Chairman, Chief Executive Officer and Director

/s/ Arthur L. Shoener Arthur L. Shoener		President, Chief Operating Officer and Director

/s/ Patrick J. Ottensmeyer Patrick J. Ottensmeyer		Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael K. Borrows Michael K. Borrows		Vice President — Financial Reporting and Tax (Principal Accounting Officer)

/s/ * A. Edward Allinson		Director

/s/ * Robert J. Druten		Director

/s/ * James R. Jones		Director

/s/ * Thomas A. McDonnell		Director

/s/ * Karen L. Pletz		Director

/s/ * Rodney E. Slater		Director

*By	/s/ Michael R. Haverty Michael R. Haverty Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

(1) Underwriting Agreement
1.1	Underwriting Agreement among KCS, Grupo TMM, S.A. and Morgan Stanley & Co. Incorporated.
(2) Plan of acquisition, reorganization, arrangement, liquidation or succession
2.1	Amended and Restated Acquisition Agreement, dated as of December 15, 2004, by and among KCS, KARA Sub, Inc., KCS Investment I, Ltd., KCS Acquisition Subsidiary, Inc., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (the “Amended Acquisition Agreement”), filed as Exhibit 10.1 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.1.
2.2	Stockholders’ Agreement by and among KCS, Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and certain stockholders of Grupo TMM, S.A (the “Stockholders’ Agreement”), filed as Exhibit 10.3 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.2.
2.3	Registration Rights Agreement by and among KCS, Grupo TMM, S.A., TMM Multimodal, S.A. de C.V. and certain stockholders of Grupo TMM, S.A. (the “Acquisition Registration Rights Agreement”), filed as Exhibit 10.4 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.3.
2.4	Consulting Agreement by and between KCS and José F. Serrano International Business, S.A. de C.V. (the “Consulting Agreement”), filed as Exhibit 10.5 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.4.
2.5	Marketing and Services Agreement by and among KCSR, TMM Logistics, S.A. de C.V. and TFM, S.A. de C.V. (the “Marketing and Services Agreement”), filed as Exhibit 10.6 to KCS’s Current Report on Form 8-K filed on December 21, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.5.
2.6	Rights Agreement, dated as of September 29, 2005, by and between KCS and UMB Bank, n.a., filed as Exhibit 10.1 to KCS’s Current Report on Form 8-K filed on October 3, 2005 (File No. 1-4717), is incorporated herein by reference as Exhibit 2.6.
(3) Articles of Incorporation and Bylaws
Articles of Incorporation
3.1	Exhibit 3.1 to the Company’s Registration Statement on Form S-4 originally filed July 12, 2002 (Registration No. 333-92360), as amended and declared effective on July 30, 2002 (the “2002 S-4 Registration Statement”), Restated Certificate of Incorporation, is hereby incorporated by reference as Exhibit 3.1.
Bylaws
3.2	The Amended and Restated By-Laws of Kansas City Southern, as amended through June 13, 2006, filed as Exhibit 3.2 to the Company’s Form 8-K dated June 13, 2006 (File No. 1-4717), is incorporated herein by reference as Exhibit 3.2.
(4) Instruments Defining the Right of Security Holders, Including Indentures
4.1	The Fourth, Seventh, Eighth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth and Sixteenth paragraphs of the Company’s Restated Certificate of Incorporation. (See Exhibit 3.1)
4.2	Article I, Sections 1, 3 and 11 of Article II, Article V and Article VIII of KCS’s Bylaws. (See Exhibit 3.2)
4.3	Exhibit 4.1 to the Company’s Registration Statement on Form S-4 originally filed on January 25, 2001 (Registration No. 333-54262), as amended and declared effective on March 15, 2001 (the “2001 S-4 Registration Statement”), the Indenture, dated as of September 27, 2000, among the Company, The Kansas City Southern Railway Company (“KCSR”), certain other subsidiaries of the Company and The Bank of New York, as Trustee (the “2000 Indenture”), is hereby incorporated by reference as Exhibit 4.3.

Exhibit Number		Description

4	.3.1	Exhibit 4.1.1 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), Supplemental Indenture, dated as of January 29, 2001, to the 2000 Indenture, among the Company, KCSR, certain other subsidiaries of the Company and The Bank of New York, as trustee, is hereby incorporated by reference as Exhibit 4.3.1.
4	.3.2	Second Supplemental Indenture, dated as of June 10, 2005, to the 2000 Indenture, among the Company, KCSR, and certain other subsidiaries of the Company and the Bank of New York, as Trustee, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, is hereby incorporated by reference as Exhibit 4.3.2.
4.4		Form of Exchange Note (included as Exhibit B to Exhibit 4.3 hereto).
4.5		Exhibit 4.3 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), the Exchange and Registration Rights Agreement, dated as of September 27, 2000, among the Company, KCSR, certain other subsidiaries of the Company, is hereby incorporated by reference as Exhibit 4.5.
4.6		The Indenture, dated June 12, 2002, among KCSR, the Company and certain subsidiaries of the Company, and U.S. Bank National Association, as Trustee (the “2002 Indenture”), attached as Exhibit 4.1 to the 2002 S-4 Registration Statement (Registration No. 333-92360) is hereby incorporated by reference as Exhibit 4.6.
4	.6.1	Form of Face of Exchange Note, included as Exhibit B to Exhibit 4.8 and filed as Exhibit 4.2 to the 2002 S-4 Registration Statement (Registration No. 333-92360) is hereby incorporated by reference as Exhibit 4.6.1.
4	.6.2	Supplemental Indenture, dated June 10, 2005, to the 2002 Indenture among the Company, KCSR, and certain other subsidiaries of the Company, and U.S. Bank National Association, as Trustee, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, is hereby incorporated by reference as Exhibit 4.6.2.
4.7		Certificate of Designations of 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C, filed as Exhibit 3.1(b) to KCS’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 4.7.
4.8		Exhibit 4.5 to the Company’s Registration Statement on Form S-3 originally filed on August 1, 2003 (Registration No. 333-107573), as amended and declared effective on October 24, 2003 (the “2003 S-3 Registration Statement”), Registration Rights Agreement dated May 5, 2003 among KCS, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc., is hereby incorporated by reference as Exhibit 4.8.
4.9		Certificate of Designations of 5.125% Cumulative Convertible Perpetual Preferred Stock, Series D, filed as Exhibit 4.1 to KCS’s Current Report on Form 8-K, filed on December 15, 2005, is hereby incorporated by reference as Exhibit 4.9.
4.10		Indenture, dated as of June 16, 1997, among TFM, Grupo TFM, The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $150,000,000 of TFM’s 10.25% Senior Notes due 2007, is attached to this registration statement as Exhibit 4.10.
4.11		First Supplemental Indenture, dated as of May 21, 2002, among TFM, Grupo TFM, S.A. de C.V., as guarantor, The Bank of New York, as trustee, and Deutsche Bank Luxembourg S.A., as the paying agent, to the Indenture, dated June 16, 1997, is attached to this registration statement as Exhibit 4.11.
4.12		Indenture, dated as of June 13, 2002, between TFM and The Bank of New York, as Trustee, covering up to $180,000,000 of TFM’s 12.50% Senior Notes due 2012, is attached to this registration statement as Exhibit 4.12.
4.13		Indenture, dated as of April 19, 2005, between TFM and The Bank of Nova Scotia Trust Company of New York, covering up to $460,000,000 of TFM’s 9 3/8% Senior Notes due 2012, is attached to this registration statement as Exhibit 4.13

Exhibit Number		Description

4.14		Second Supplemental Indenture, dated November 21, 2006, among Kansas City Southern de Mexico, S.A. de C.V., as issuer, The Bank of New York, as trustee, Deutsche Bank Luxembourg S.A., as paying agent and Grupo KCSM, S.A. de C.V., as guarantor, filed as Exhibit 4.1 to KCS’s Current Report on Form 8-K filed on November 28, 2006 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.14.
4.15		Indenture, dated November 21, 2006, between Kansas City Southern de Mexico, S.A. de C.V. and U.S. Bank National Association, as trustee and paying agent, filed as Exhibit 4.2 to KCS’s Current Report on Form 8-K filed on November 28, 2006 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.15.
4.16		Registration Rights Agreement, dated November 21, 2006, among Kansas City Southern de Mexico, S.A. de C.V., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp., and Scotia Capital (USA) Inc., filed as Exhibit 4.3 to KCS’s Current Report on Form 8-K filed on November 28, 2006 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.16.
(5) Opinion regarding Legality
5.1		Opinion of Sonnenschein Nath & Rosenthal LLP (previously filed).
(10) Material Contracts
10.1		Form of Officer Indemnification Agreement attached as Exhibit 10.1 to the Company’s Form 10-K for the year ended December 31, 2001 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.1.
10.2		Form of Director Indemnification Agreement attached as Exhibit 10.2 to the Company’s Form 10-K for the year ended December 31, 2001 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.2.
10.3		Exhibit 10.4 to the Company’s Form 10-K for the fiscal year ended December 31, 1990 (File No. 1-4717), Description of the Company’s 1991 incentive compensation plan, is hereby incorporated by reference as Exhibit 10.3.
10.4		Exhibit 10.7 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Directors Deferred Fee Plan, adopted August 20, 1982, as amended and restated effective January 1, 2005, is hereby incorporated by reference as Exhibit 10.4.
10	.5.1	Exhibit 10.8.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Kansas City Southern 1991 Amended and Restated Stock Option and Performance Award Plan, as amended and restated effective as of March 14, 2005 is hereby incorporated by reference as Exhibit 10.5.1.
10	.5.2	Exhibit 10.8.2 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Non-Qualified Stock Option Award Agreement for employees under the 1991 Amended and Restated Stock Option and Performance Award Plan, is hereby incorporated by reference as Exhibit 10.5.2.
10	.5.3	Exhibit 10.8.3 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Non-Qualified Stock Option Award Agreement for Directors under the 1991 Amended and Restated Stock Option and Performance Award Plan, is hereby incorporated by reference as Exhibit 10.5.3.
10	.5.4	Exhibit 10.8.4 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Non-Qualified Stock Option Award agreement for employees under the 1991 Amended and Restated Stock Option and Performance Award Plan (referencing threshold dates), is hereby incorporated by reference as Exhibit 10.5.4.
10	.5.5	Exhibit 10.8.5 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Restricted Shares Award Agreement (graded vesting) under the 1991 Amended and Restated Stock Option and Performance Award Plan, is hereby incorporated by reference as Exhibit 10.5.5.

Exhibit Number		Description

10	.5.6	Form of Restricted Shares Award Agreement (cliff vesting) under the 1991 Amended and Restated Stock Option and Performance Award Plan, attached as Exhibit 10.1 to the Company’s Form 8-K filed on March 18, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.5.6.
10	.5.7	Exhibit 10.8.7 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), Form of Restricted Shares Award Agreement under the 1991 Amended and Restated Stock Option and Performance Award Plan (applicable to restricted shares to be purchased), is hereby incorporated by reference as Exhibit 10.5.7.
10	.6.1	Kansas City Southern 401(k) and Profit Sharing Plan (Amended and Restated Effective April 1, 2002), attached as Exhibit 10.10.1 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.6.1.
10	.6.2	First Amendment to the Kansas City Southern 401(k) and Profit Sharing Plan (As Amended and Restated Effective April 1, 2002), effective January 1, 2003, attached as Exhibit 10.10.2 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.6.2.
10	.6.3	Amendment to the Kansas City Southern 401(k) and Profit Sharing Plan (As Amended and Restated Effective April 1, 2002), dated June 30, 2003 and effective as of January 1, 2001, attached as Exhibit 10.10.3 to the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.6.3.
10	.6.4	Amendment to the Kansas City Southern 401(k) and Profit Sharing Plan (As Amended and Restated Effective April 1, 2002), dated December 3, 2003 and effective as of January 1, 2003, attached as Exhibit 10.10.4 to the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1- 4717), is hereby incorporated by reference as Exhibit 10.6.4.
10.7		Exhibit 10.10 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), the Assignment, Consent and Acceptance Agreement, dated August 10, 1999, by and among the Company, DST Systems, Inc. and Stilwell Financial Inc., is hereby incorporated by reference as Exhibit 10.7.
10.8		Employment Agreement, as amended and restated January 1, 2001, by and among the Company, KCSR and Michael R. Haverty, attached as Exhibit 10.12 to the Company’s Form 10-K for the year ended December 31, 2001 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.8.
10.9		Employment Agreement, dated January 1, 2005, between KCS and Arthur L. Shoener, attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on February 14, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.9.
10.10		Employment Agreement, dated October 1, 2004, between KCS and Robert B. Terry, attached as Exhibit 10.14 to KCS’s Form 10-K, filed April 7, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.10.
10.11		Employment Agreement, dated May 15, 2006, between KCSR and Patrick J. Ottensmeyer, attached as Exhibit 10.1 to KCS’s Current Report on Form 8-K, filed on June 12, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.11.
10.12		Employment Agreement, dated May 15, 2006, between KCSR, KCS and Daniel W. Avramovich, attached as Exhibit 10.2 to KCS’s Current Report on Form 8-K, filed on June 12, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.12.
10.13		Employment Agreement, dated June 7, 2006, between KCSR and Michael K. Borrows, attached as Exhibit 10.3 to KCS’s Current Report on Form 8-K, filed September 15, 2006, is hereby incorporated by reference as Exhibit 10.13.
10.14		Kansas City Southern Executive Plan, as amended and restated January 1, 2005, filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.14.
10.15		The Kansas City Southern Annual Incentive Plan, attached as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.15.

Exhibit Number		Description

10	.16.1	Security Agreement dated March 30, 2004 from KCS, KCSR and certain other subsidiaries of KCS to The Bank of Nova Scotia as Collateral Agent, filed as Exhibit 10.19.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.16.1.
10	.16.2	Amendment and Waiver No. 1 to the Credit Agreement and Amendment No. 1 to the Security Agreement among KCSR, KCS, the subsidiary guarantors, the lenders party thereto and The Bank of Nova Scotia, dated as of December 22, 2004, attached as Exhibit 10.1 to the Company’s Form 8-K filed on December 29, 2004 (File No. 1-4717), is incorporated herein by reference as Exhibit 10.16.2.
10	.16.3	Amended and Restated Credit Agreement dated April 28, 2006 among KCSR, KCS, the subsidiary guarantors, the lenders party thereto, The Bank of Nova Scotia, Morgan Stanley Senior Funding, Inc., Harris Bank, N.A., LaSalle Bank National Association and Bank of Tokyo-Mitsubishi UFJ Trust Company, and Scotia Capital, filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2006, filed on May 9, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.16.3.
10.17		The 2000 Indenture. (See Exhibit 4.3).
10.18		Supplemental Indenture, dated as of January 29, 2001, to the 2000 Indenture. (See Exhibit 4.3.1).
10.18		Second Supplemental Indenture, dated as of June 10, 2005, to the 2000 Indenture. (See Exhibit 4.3.2)
10.19		Exhibit 10.23 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), Intercompany Agreement, dated as of August 16, 1999, between the Company and Stilwell Financial Inc., is hereby incorporated by reference as Exhibit 10.19.
10.20		Exhibit 10.24 to the Company’s 2001 S-4 Registration Statement (Registration No. 333-54262), Tax Disaffiliation Agreement, dated as of August 16, 1999, between the Company and Stilwell Financial Inc., is hereby incorporated by reference as Exhibit 10.20.
10.21		Lease Agreement, as amended, between The Kansas City Southern Railway Company and Broadway Square Partners LLP dated June 26, 2001, attached as Exhibit 10.34 to the Company’s Form 10-K for the year ended December 31, 2001 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.21.
10.22		The 2002 Indenture. (See Exhibit 4.6).
10.23		Supplemental Indenture, dated as of June 10, 2005, to the 2002 Indenture. (See Exhibit 4.6.2).
10.24		Agreement to Forego Compensation between A. Edward Allinson and the Company, fully executed on March 30, 2001; Loan Agreement between A. Edward Allinson and the Company fully executed on September 18, 2001; and the Promissory Note executed by the Trustees of The A. Edward Allinson Irrevocable Trust Agreement dated, June 4, 2001, Courtney Ann Arnot, A. Edward Allinson III and Bradford J. Allinson, Trustees, as Maker, and the Company, as Holder, attached as Exhibit 10.36 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), are hereby incorporated by reference as Exhibit 10.24.
10.25		Agreement to Forego Compensation between Michael G. Fitt and the Company, fully executed on March 30, 2001; Loan Agreement between Michael G. Fitt and the Company, fully executed on September 7, 2001; and the Promissory Note executed by the Trustees of The Michael G. and Doreen E. Fitt Irrevocable Insurance Trust, Anne E. Skyes, Colin M-D. Fitt and Ian D.G. Fitt, Trustees, as Maker, and the Company, as Holder, attached as Exhibit 10.37 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), are hereby incorporated by reference as Exhibit 10.25.
10	.26.1	Kansas City Southern Employee Stock Ownership Plan (As Amended and Restated Effective April 1, 2002), attached as Exhibit 10.38 to the Company’s Form 10-K for the year ended December 31, 2002 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.26.1.
10	.26.2	Amendment to the Kansas City Southern Employee Stock Ownership Plan (As Amended and Restated Effective April 1, 2002), dated June 30, 2003 and effective as of January 1, 2001, attached as Exhibit 10.38.2 to the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.26.2.

Exhibit Number		Description

10	.26.3	Amendment to the Kansas City Southern Employee Stock Ownership Plan (As Amended and Restated Effective April 1, 2002), dated December 3, 2003 and effective as of January 1, 2003, attached as Exhibit 10.38.3 to the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.26.3.
10.27		Placement Agreement dated April 29, 2003 by and among the Company, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc., attached as Exhibit 10 to the Company’s Form 10-Q for the quarter ended June 30, 2003 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.27.
10.28		The Amended Acquisition Agreement. (See Exhibit 2.1).
10.29		The Stockholders’ Agreement. (See Exhibit 2.3).
10.30		The Acquisition Registration Rights Agreement. (See Exhibit 2.4).
10.31		The Consulting Agreement. (See Exhibit 2.5).
10.32		The Marketing and Services Agreement. (See Exhibit 2.6).
10.33		Form of Indemnity Escrow Note (as defined in the Amended Acquisition Agreement), filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed December 21, 2004. (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.33.
10.34		Form of VAT Escrow Note (as defined in the Amended Acquisition Agreement), filed as Exhibit 10.7 to the Company’s Form 8-K filed December 21, 2004. (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.34.
10.35		Closing Escrow Agreement by and among KCS, KARA Sub, Inc., KCS Investment I, Ltd., KCS Acquisition Subsidiary, Inc., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and The Bank of Nova Scotia Trust Company of New York, filed as Exhibit 10.8 to the Company’s Form 8-K filed December 21, 2004. (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.35.
10.36		Indemnity Escrow Agreement by and among KCS, KARA Sub, Inc., KCS Investment I, Ltd., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Multimodal, S.A. de C.V. and The Bank of Nova Scotia Trust Company of New York, filed as Exhibit 10.9 to the Company’s Form 8-K filed December 21, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.36.
10.37		VAT Escrow Agreement by and among KCS, KARA Sub, Inc., KCS Investment I, Ltd., KCS Acquisition Subsidiary, Inc., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and The Bank of Nova Scotia Trust Company of New York, filed as Exhibit 10.10 to the Company’s Form 8-K filed December 21, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.37.
10.38		Consulting Compensation Escrow Agreement by and among KCS, Jose F. Serrano International Business, S.A. de C.V. and The Bank of Nova Scotia Trust Company of New York, filed as Exhibit 10.11 to the Company’s Form 8-K filed December 21, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.38.
10.39		Agreement of Assignment and Assumption of Rights, and Agency Agreement with Undisclosed Principal, Duties and Obligations, filed as Exhibit 10.12 to the Company’s Form 8-K filed December 21, 2004 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.39.
10.40		Underwriting Agreement, dated December 5, 2005, among the Company and Morgan Stanley & Co. Incorporated, filed as Exhibit 99.2 to the Company’s Form 8-K, filed December 5, 2005, is hereby incorporated by reference as Exhibit 10.40.
10.41		Underwriting Agreement, dated December 5, 2005, among the Company, Grupo TMM, S.A. and Morgan Stanley & Co. Incorporated, filed as Exhibit 99.3 to the Company’s Form 8-K, filed December 5, 2005, is hereby incorporated by reference as Exhibit 10.41.
10.42		Transaction Agreement, dated December 1, 2005, by and between the Company, KCSR, Norfolk Southern Corporation and The Alabama Great Southern Railroad Company, filed on April 7, 2006 as Exhibit 10.46 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.42.

Exhibit Number	Description

10.43	Amendment No. 1 to Transaction Agreement dated as of January 17, 2006, by and between the Company, KCSR, Norfolk Southern Corporation and The Alabama Great Southern Railroad Company, filed on April 7, 2006 as Exhibit 10.47 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.43.
10.44	Amendment No. 2 to the Transaction Agreement dated as of May 1, 2006, among KCS, KCSR, Norfolk Southern Corporation and the Alabama Great Southern Railroad Company, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed May 9, 2006, is hereby incorporated by reference as Exhibit 10.44.
10.45	Participation Agreement, dated as of December 20, 2005, among KCSR, KCSR Trust 2005-1 (acting through Wilmington Trust Company, as owner trustee) (“2005 Trust”), GS Leasing (KCSR 2005-1) LLC, Wells Fargo Bank Northwest, National Association, Export Development Canada, and KfW, filed on April 7, 2006 as Exhibit 10.48 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.45.
10.46	Equipment and Lease Agreement, dated as of December 20, 2005, by and between KCSR and the 2005 Trust, filed on April 7, 2006 as Exhibit 10.49 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.46.
10.47	Participation Agreement, dated as of August 2, 2006, among KCSR, KCSR Trust 2006-1 (acting through Wilmington Trust Company, as owner trustee) (“2006 Trust”), HSH Nordbank AG, New York Branch, Wells Fargo Bank Northwest, National Association, and DVB Bank AG, filed on November 9, 2006 as Exhibit 10.4 to the Company’s Form 10-Q for the quarter ended September 30, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.47.
10.48	Equipment and Lease Agreement, dated as of August 2, 2006, by and between KCSR and the 2006 Trust, filed on November 9, 2006 as Exhibit 10.4 to the Company’s Form 10-Q for the quarter ended September 30, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.48.
10.49	Commitment Letter by and between KCS and Bank of Nova Scotia, dated March 17, 2006, filed on April 7, 2006 as Exhibit 10.50 to the Company’s Form 10-K for the year ended December 31, 2005 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.49.
10.50	Limited Liability Company Agreement of Meridian Speedway, LLC by and between the Alabama Great Southern Railroad Company and Kansas City Southern dated May 1, 2006, filed as Exhibit 10.3 to the Company’s Form 10-Q for the quarter ended March 31, 2006 (File No. 1-4717), is hereby incorporated by reference as Exhibit 10.50.
10.51	Indenture, dated as of June 16, 1997, among TFM, Grupo TFM, The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as Paying Agent, covering up to $150,000,000 of TFM’s 10.25% Senior Notes due 2007. (See Exhibit 4.10).
10.52	First Supplemental Indenture, dated as of May 21, 2002, among TFM, Grupo TFM, S.A. de C.V., as guarantor, The Bank of New York, as trustee, and Deutsche Bank Luxembourg S.A., as the paying agent, to the Indenture, dated June 16, 1997. (See Exhibit 4.11).
10.53	Indenture, dated as of June 13, 2002, between TFM and The Bank of New York, as Trustee, covering up to $180,000,000 of TFM’s 12.50% Senior Notes due 2012. (See Exhibit 4.12).
10.54	Indenture, dated as of April 19, 2005, between TFM and The Bank of Nova Scotia Trust Company of New York, covering up to $460,000,000 of TFM’s 9 3/8% Senior Notes due 2012. (See Exhibit 4.13).
10.55	Second Supplemental Indenture, dated November 21, 2006, among Kansas City Southern de Mexico, S.A. de C.V., as issuer, The Bank of New York, as trustee, Deutsche Bank Luxembourg S.A., as paying agent and Grupo KCSM, S.A. de C.V., as guarantor, filed as Exhibit 4.1 to KCS’s Current Report on Form 8-K filed on November 28, 2006 (File No. 1-4717). (See Exhibit 4.14).
10.56	Indenture, dated November 21, 2006, between Kansas City Southern de Mexico, S.A. de C.V. and U.S. Bank National Association, as trustee and paying agent. (See Exhibit 4.15).
10.57	Registration Rights Agreement, dated November 21, 2006, among Kansas City Southern de Mexico, S.A. de C.V., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, BBVA Securities Inc., BMO Capital Markets Corp., and Scotia Capital (USA) Inc. (See Exhibit 4.16).

Exhibit Number	Description

(12) Statements Re Computation of Ratios
12.1	The Computation of Ratio of Earnings to Fixed Charges prepared pursuant to Item 601(b)(12) of Regulation S-K attached to the Form 10-K filed April 7, 2006 as Exhibit 12.1, is hereby incorporated by reference as Exhibit 12.1.
(21) Subsidiaries of the Company
21.1	The list of the Subsidiaries of the Company prepared pursuant to Item 601(b)(21) of Regulation S-K attached to the Form 10-K filed April 7, 2006 as Exhibit 21.1, is hereby incorporated by reference as Exhibit 21.1.
(23) Consents of Experts and Counsel
23.1	Consent of KPMG LLP is attached to this registration statement as Exhibit 23.1.
23.2	Consent of PricewaterhouseCoopers, S.C. is attached to this registration statement as Exhibit 23.2.
23.3	Consent of KPMG Cárdenas Dosal, S.C. is attached to this registration statement as Exhibit 23.3.
(24) Power of Attorney (previously filed).
(99) Additional Exhibits
99.1	The consolidated balance sheet of Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM and currently known as Grupo KCSM) and subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the two years in the period ended December 31, 2004, and the consolidated statements of income, cash flows and changes in stockholders’ equity for the three months ended March 31, 2005 (“Predecessor”) and the nine months ended December 31, 2005 (“Successor”) including the notes thereto and the reports of independent registered public accounting firms thereon (previously filed).